UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2006

AKEENA SOLAR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-130906	20-5132054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 University Avenue Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 395-7774

Fairview Energy Corporation, Inc.
585 Milsom Wynd
Delta, British Columbia
Canada V4M 2T6

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

AKEENA SOLAR, INC.

(f/k/a Fairview Energy Corporation, Inc.)

i

Item 1.01.    Entry into a Material Definitive Agreement

THE MERGER

On August 4, 2006, Fairview Energy Corporation, Inc., a Nevada corporation (‘‘Fairview-NV’’), was merged with and into Fairview Energy Corporation, Inc., a Delaware corporation (‘‘Fairview-DE’’), for the sole purpose of changing the state of incorporation to Delaware from Nevada pursuant to a Certificate of Ownership and Merger dated August 3, 2006 and approved by stockholders on August 3, 2006. Under the terms of the Certificate of Ownership and Merger, each share of Fairview-NV was exchanged for 1.084609 shares of Fairview-DE.

On August 11, 2006, Fairview-DE entered into an Agreement of Merger and Plan of Reorganization (the ‘‘Merger Agreement’’) by and among Fairview-DE, Akeena Solar, Inc., a privately held Delaware corporation (‘‘Akeena’’), and ASI Acquisition Sub, Inc., a newly formed wholly-owned Delaware subsidiary of Fairview-DE (‘‘Acquisition Sub’’). Upon closing of the merger transaction contemplated under the Merger Agreement (the ‘‘Merger’’), Acquisition Sub will be merged with and into Akeena, and Akeena will become a wholly-owned subsidiary of Fairview-DE. Pursuant to the terms of the Merger Agreement, following the Merger, Akeena’s name will be changed to ‘‘Akeena Corp.’’ and Fairview-DE will change its name to ‘‘Akeena Solar, Inc.’’

In addition, pursuant to the terms and conditions of the Merger Agreement:

•	Each share of Akeena issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive one share of Fairview-DE common stock.

•	3,656,488 shares of Fairview-DE common stock, which are registered under an SB-2 for resale, will remain outstanding and 3,877,477 shares of Fairview-DE outstanding common stock will be cancelled in connection with the Merger.

•	Following the closing of the Merger and the Private Placement referred to below and the cancellation of 3,877,477 shares of Fairview-DE common stock, there will be up to 14,854,180 shares of Fairview-DE common stock issued and outstanding, approximately 55.2% of which shares will be held by the former stockholders of Akeena, or a greater percentage if a lesser amount is raised in the Private Placement (as defined below).

•	Upon the closing of the Merger, each outstanding warrant to acquire Akeena’s capital stock will be assumed by Fairview-DE and will thereafter be exercisable for shares of Fairview-DE’s common stock.

•	Fairview-DE will issue up to a maximum of $3,000,000 of its common stock, at $1.00 per share, in a private placement on terms acceptable to Akeena (the ‘‘Private Placement’’), in connection with the closing of the Merger.

•	Immediately prior to the effective time of the Merger, Bruce Velestuk will resign as the sole director and officer of Fairview-DE and Acquisition Sub.

•	Upon closing of the Merger, Fairview-DE’s board of directors will be reconstituted to consist initially of Barry Cinnamon, the sole existing director of Akeena.

•	Each of Fairview-DE and Akeena provided customary representations and warranties, pre-closing covenants and closing conditions, including approval of the Merger by Akeena’s stockholders.

As of the date of the Merger Agreement and currently, there are no material relationships between Fairview-DE or any of its affiliates and Akeena, other than in respect of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.01.    Completion of Acquisition or Disposition of Assets

As used in this Current Report on Form 8-K, all references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Merger refer to Akeena, and references to the ‘‘Company,’’

‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Merger refer to Fairview-DE and its subsidiaries. Information regarding the Company, Akeena and the principal terms of the Merger are set forth below.

MERGER

The Merger.    On August 11, 2006, Fairview-DE entered into the Merger Agreement with Akeena and Acquisition Sub. Upon closing of the Merger on August 11, 2006, Acquisition Sub was merged with and into Akeena, and Akeena became a wholly-owned subsidiary of Fairview-DE. Pursuant to the terms of the Merger Agreement, Fairview-DE changed its name to ‘‘Akeena Solar, Inc.’’ and Akeena changed its name to ‘‘Akeena Corp.’’

Pursuant to the Merger Agreement, at closing, stockholders of Akeena received one share of Fairview-DE’s common stock for each issued and outstanding share of Akeena’s common stock. As a result, at closing Fairview-DE issued 8,197,692 shares of its common stock to the former stockholders of Akeena, representing approximately 57.0% of Fairview-DE’s outstanding common stock following (1) the Merger, (2) the closing of the Private Placement for $2,527,500 and (3) the cancellation of 3,877,477 shares of Fairview-DE common stock, in exchange for 100% of the outstanding capital stock of Akeena. In connection with the closing of the Merger, Fairview-DE completed the closing of the Private Placement and received gross proceeds of $2,523,500. See Item 3.02 below.

In connection with the Merger, 3,877,477 shares of Fairview-DE common stock were cancelled. As a result, 3,656,488 shares of our common stock were outstanding immediately prior to the closings of the Merger and the Private Placement. The 3,656,488 shares constituted Fairview-DE’s ‘‘public float’’ prior to the Merger and will continue to represent the shares of our common stock held for resale without further registration by the holders thereof until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act permits additional sales, or a further registration statement has been declared effective. Pursuant to the plan of distribution described in a registration statement on Form SB-2 filed for Fairview-NV, the registered public float shares may be sold by the holders in one or more transactions, including block transactions, on such public markets or exchanges as the common stock may from time to time be trading or listed for quotation, in privately negotiated transactions or in any combination of these methods of distribution and as otherwise described in the Form SB-2.

Pursuant to the Merger, the Company assumed all of Akeena’s obligations under its outstanding warrants. At the time of the Merger, Akeena had outstanding warrants to purchase an aggregate of 1,000,000 shares of common stock, which outstanding warrants were converted into warrants to purchase the same number of shares of Fairview-DE’s common stock as provided in the Merger Agreement. Neither Fairview-DE nor Akeena had any options or other warrants to purchase shares of capital stock outstanding immediately prior to the Merger.

The shares of Fairview-DE’s common stock issued to former holders of Akeena’s capital stock in connection with the Merger, and the shares of Fairview-DE’s common stock issued in the Private Placement, were not registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

Prior to the announcement by the Company relating to the possibility of entering into the Merger, there were no material relationships between Fairview-NV, Fairview-DE or Akeena, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

Changes Resulting from the Merger.    The Company intends to carry on Akeena’s business as its sole line of business. The Company has relocated its executive offices to 605 University Avenue, Los Gatos, CA 95032 and its telephone number is (408) 395-7774.

Pre-Merger stockholders of Akeena will not be required to exchange their existing Akeena stock certificates for certificates of Fairview-DE, since the OTC Bulletin Board, where the Company’s common stock is approved for quotation, will consider the existing stock certificates as constituting ‘‘good delivery’’ in securities transactions subsequent to the Merger. The American Stock Exchange and NASDAQ Stock Market, where the Company intends to apply to list its common stock for trading as soon as is practicable, will also consider the submission of existing stock certificates as ‘‘good delivery.’’ The Company cannot be certain that it will receive approval to list its common stock on any exchange or market.

The Merger and its related transactions were approved by the holders of a requisite number of shares of Akeena’s capital stock by written consent on August 11, 2006. Under Delaware corporate law, Akeena’s stockholders who did not vote in favor of the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Akeena pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.

Changes to the Board of Directors.    Immediately prior to the effective time of the Merger on August 11, 2006, Bruce Velestuk resigned as the sole director and executive officer of Fairview-DE and Acquisition Sub. Pursuant to the terms of the Merger Agreement, Barry Cinnamon was elected as the sole director of Fairview-DE and the sole director of Akeena, effective at the closing of the Merger.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control.    The Merger is being accounted for as a ‘‘reverse merger,’’ since the stockholders of Akeena own a majority of the outstanding shares of Fairview-DE common stock immediately following the Merger. Akeena is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Akeena and will be recorded at the historical cost basis of Akeena, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Fairview-DE and Akeena, historical operations of Akeena and operations of Fairview-DE from the closing date of the Merger. Except as described in the previous paragraphs, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the Company’s board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company. Further, as a result of the issuance of the shares of Fairview-DE’s common stock pursuant to the Merger, a change in control of the Company occurred on the date of consummation of the Merger. Fairview-DE will continue to be a ‘‘small business issuer,’’ as defined under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), following the Merger.

DESCRIPTION OF OUR COMPANY

Fairview-NV was formed as a Nevada corporation on July 29, 2005 for the purpose of commencing business operations in the hydro-electric energy sector by identifying and developing ‘‘run-of-river’’ projects in British Columbia. ‘‘Run-of-river’’ hydro-electric projects involve the diversion of water in a river or stream into a pipe that runs downhill. A turbine is installed at the end of the pipe which turns when water travels through the pipe. The turbine is attached to a generator, which produces electricity that is fed into a power grid for consumer and commercial use. Fairview-NV had been a development stage company since its inception. On August 4, 2006, Fairview-NV merged into Fairview-DE for the sole purpose of reincorporating in the State of Delaware.

Akeena is engaged in the design, integration and installation of solar power systems for commercial and residential applications. Akeena was incorporated in the State of California on February 23, 2001 under the name ‘‘Akeena, Inc.’’ On June 2, 2006, Akeena merged into Akeena Solar, Inc., a Delaware corporation, for the sole purpose of reincorporating in the State of Delaware.

After the Merger, the Company succeeded to the business of Akeena as its sole line of business.

DESCRIPTION OF OUR BUSINESS

All references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Merger refer to Akeena, and references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Merger refer to Fairview-DE and its subsidiaries.

Company Overview

Akeena is a designer and integrator of solar power systems. We market, sell, design and install systems for customers, sourcing components (such as solar modules and inverters) from manufacturers such as Sharp, Kyocera, SunPower and Fronius. We currently service customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena has been of the largest national integrators of residential and small commercial solar electric power systems in the United States. To date, we have installed over 500 solar power systems.

Our philosophy is simple: we believe that producing clean electricity directly from the sun is the right thing to do for our environment and economy. Since our founding we have concentrated on serving the solar power needs of residential and small commercial customers tied to the electric power grid.

According to SolarBuzz, a research and consulting firm, these market segments represent about 65% of the U.S. market, and will continue to do so through 2010. The global solar power market, as defined by solar power system installations, had an estimated $10 billion in revenue in 2005 and is expected to grow to $19 billion by 2010. Although other solar technologies – such as pool heating, solar domestic hot water and off-grid systems – provide excellent customer benefits, we believe that we will be most successful by maintaining our focus on the solar power needs of residential and small commercial customers.

Maintaining this focus enables us to concentrate our efforts on what we consider to be the three factors most important for success in this rapidly growing industry:

•	Developing proprietary solar power installation technology optimized for these market segments

•	Leveraging and enhancing the Akeena brand name and reputation

•	Utilizing a process-driven approach to sell and install solar power systems efficiently in multiple locations, with guidance from our experienced management team

Akeena was originally formed in 2001 as a California corporation under the name, ‘‘Akeena, Inc.’’ and subsequently re-domiciled to Delaware in June 2006, at which time it changed its corporate name to ‘‘Akeena Solar, Inc.’’ In December 2002, we moved our corporate headquarters to Los Gatos, California. We currently maintain offices with installation personnel and stocked warehouses at our Los Gatos facility and in Fairfield, New Jersey. We commenced our operations in 2001, and sales grew steadily each year to a level of approximately $7.1 million in 2005. We have been profitable in every full year of operation.

Our professionals are passionate about the environment, and several key management personnel started their careers in the solar industry in the 1970s and 1980s. As a result of this solar enthusiasm – and because public policy continues to be a key driver of the solar industry – Akeena is an active participant in government relations aspects of the solar energy industry. We are a member of the Solar Energy Industry Association, the California Solar Energy Industries Association, the Northern California Solar Energy Association, the Independent Power Providers, the Solar Energy Business Association of New England, and the New York Solar Energy Industries Association. In December 2005 our CEO, Barry Cinnamon, was elected President of the California Solar Energy Industries Association, the largest state solar organization in the country. In addition, Akeena is an active member of the communities that it currently serves and is a member of the Silicon Valley Leadership Group and the Los Gatos Chamber of Commerce.

Akeena focuses on the residential and small commercial market segments of the solar power industry. We believe that over the next few years in the U.S. these market segments will grow steadily and will provide a good opportunity for us to sell our products and services. The ways in which these market segments relate to the Solar Power industry in general, as well as the overall Electric Power industry and other Renewable Energy industry segments are explained in the following sections.

Electric Power Industry

Electricity is used to operate businesses and industries, provides the power needed for homes and offices, and provides the power for our communications, entertainment, transportation and medical needs. As our energy supply and distribution mix changes, electricity is likely to be used more for local transportation (electric vehicles) and space/water heating needs. According the Edison Electric Institute, the electric power industry in the U.S. is over $218 billion in size, and will continue to grow with our economy.

According to the U.S. DOE, total net generation of electricity in the U.S. is 3.72 trillion kWh. This electricity was generated from coal 51%, nuclear 21%, gas 16%, hydro 6%, and oil 3%, with renewables contributing 3%. According to the International Energy Agency, global energy needs are likely to continue to grow steadily for at least the next two-and-a-half decades. If governments stick with current policies the world’s energy needs would be more than 50% higher in 2030 than today. Over 60% of that increase would be in the form of oil and natural gas. As a result, the electric power industry faces the following challenges in meeting these demands, both on a national and worldwide basis:

Limited Energy Supplies

The primary fuels that have supplied this industry – fossil fuels in the form of oil, coal and natural gas – are limited on a worldwide basis. Worldwide demand is increasing at a time that industry experts have concluded that supply is limited. According to many industry experts, we are at or near the time of Peak Oil – the point in time when extraction of oil from the earth reaches its highest point and then begins to decline Many of the world’s leading geologists and oil industry consultants have calculated that global production of crude oil from existing and known recoverable reserves (the current lifeblood of the global economy), will likely peak between year 2010 and 2020 (source: The Hydrogen Economy, Penguin Putnam Inc.). When we reach this supply-constrained point, increases in demand mean increases in price – making it more likely that long term average costs for electricity will continue to increase.

Generation, Transmission and Distribution Infrastructure Costs

Historically, electricity has been generated in centralized power plants; transmitted over high voltage lines; and distributed locally through lower voltage transmission lines and transformer equipment. As our electricity needs increase these systems need to be expanded to provide power to the end consumer. However, investments in these systems have lagged, increasing the likelihood of power shortages (‘‘brownouts’’ and ‘‘blackouts’’) – and have highlighted the need for further electric infrastructure investments.

Energy Security

Purchasing oil and natural gas from unstable regions of the world increases our risks of supply shortages and cost increases. The U.S. experienced these shortages directly in the 1970s, and in light of continued instability among the major fossil fuel supplying countries we are likely to experience more shortages in the future. Establishing stable, long-term supplies of energy from domestic sources is an effective way to improve our energy security.

Environmental Concerns and Climate Change Risks

The electric power industry has been successful in reducing harmful emissions – including particulates and green house gases – from their power plants. Nevertheless, these concerns persist as our society strives to make further improvements in our environment. In addition, there is growing consensus that man-made emissions are causing global warming. Regardless of the scientific certainty of this consensus, the electric power industry is being forced to react to these concerns. The Kyoto Protocol directs nations to reduce their greenhouse gas emissions; various U.S. states have or are enacting stricter emissions control laws; and utilities in several states are being required to comply with Renewable Portfolio Standards (RPS), requiring them to purchase a certain amount of power from renewable sources. The net result of these emissions controls and climate change risks is that generating power from traditional fossil fuel sources – which contribute to these problems – becomes increasingly expensive and raises electric rates.

The risks and threats to the Electric Power Industry are generally contributing factors to the expected growth of the Renewable Energy Industry, as described below.

Renewable Energy Industry

The Renewable Energy Industry typically refers to non-traditional energy sources, including biomass, solar, wind, geothermal, and hydroelectric. With the exception of geothermal energy (which is based on heat within the earth), these renewable resources are generally based on energy transmitted to the earth by sunlight. For example, biomass fuels are based on photosynthesis from the sun; wind power is based on currents generated by the sun’s heating of the earth surface; and hydroelectric is based on evaporative water cycles generated by the sun.

Fossil fuels – including oil, coal and natural gas – were also originally created with photosynthesis from the sun, but these biomass sources then decomposed into purer hydrocarbon forms after millions of years of temperature and pressure. Fossil fuels are therefore not renewable. Moreover, since fossil fuels are carbon-based, they generate green house gases during combustion.

According to the Electrical Industry Association, conventional hydropower remains the largest source of renewable generation through 2030. However, a lack of untapped large-scale sites, coupled with environmental concerns, limits its growth, and its share of total generation falls from 6.8 percent in 2004 to 5.1 percent in 2030. Electricity generation from nonhydroelectric alternative fuels increases, however, bolstered by technology advances and State and Federal supports. Small-scale customer sited solar power applications are expected to grow rapidly.

Solar energy is the underlying energy source for renewable fuel sources. By extracting energy directly from the sun and converting it into an immediately usable form – either as heat or electricity – intermediate steps are eliminated. In this sense solar energy is one of the most elegant, direct and unlimited energy sources.

Solar energy can be converted into usable forms of energy either through the photovoltaic effect (generating electricity from photons) or by generating heat (solar thermal energy). Solar thermal systems include traditional domestic hot water collectors (DHW), swimming pool collectors, and high temperature thermal collectors (used to generate electricity in central generating systems). DHW thermal systems are typically distributed on rooftops so that they generate heat for the building on which they are situated. High temperature thermal collectors typically use concentrating mirror systems, and are typically located in remote sites.

Within the Alternative Energy Industry, solar power provides substantial and unique benefits, as described below.

Solar Power Industry

Solar power is the generation of electricity from solar cells using the photovoltaic effect. Electricity is generated directly from sunlight, without being converted into heat. This direct conversion of light to energy offers the following benefits compared to conventional energy sources:

Environmental – solar power is one of the cleanest ways of generating electricity. There are no harmful green house gas emissions, no wasted water, no noise, no waste generation and no particulates.

Reduced Fuel Risk – once a solar power system is installed the cost of generating electricity is fixed over the lifespan of the system. There are no risks that fuel prices will escalate or fuel shortages will develop.

Offset Energy Peaks – as a result of air conditioning usage, most utility districts experience their highest energy demands and highest energy costs on sunny afternoons. Solar power systems produce their maximum power on these sunny days. Wind energy systems typically generate power during off-peak times.

Distributed Generation – solar power systems can be sited right on the building in which the power is to be used. Many buildings have abundant roof space or nearby ground space. By installing the solar power system at a customer’s site, electrical transmission and distribution losses and costs are drastically reduced. Unlike wind generating systems, solar power systems are widely accepted in urban and suburban areas.

Retail Rate Cost Offsets – solar power systems at customer sites generally qualify for net metering operation. Energy generated from such systems generally goes to offset a customer’s highest electric rate tiers and is credited at the retail – as opposed to the wholesale – electric rate.

Flexibility – solar power systems can be installed on a wide range of building types and customer sites. Solar modules can be mounted on small residential roofs, on the ground, on covered parking structures and can be used to cover the rooftops of large industrial buildings.

Low Maintenance – solar power systems have few if any moving parts. Solar modules are generally guaranteed to operate for 25 years. Maintenance and/or operating costs for solar power systems are low and reliability is high compared to other forms of power generation.

Escalating fuel costs, environmental concerns and energy security make it likely that the demand for solar power systems will continue to grow. The Federal government, and several states (primarily California and New Jersey) have put a variety of incentive programs in place that directly spur the installation of grid-tied solar power systems. This backdrop of fundamental energy industry forces explains why solar power demand has grown consistently by 20-25% per year over the past 20 years, according to Solarbuzz.

The following chart from Solarbuzz shows the size of the installation market worldwide, expressed in terms of total megawatts installed, for each of the years 1990 through 2005:

The worldwide market is estimated to be $10 billion in revenue in 2005, and is expected to grow to $19 billion by 2010, according to Solarbuzz. According to Navigant, the U.S. grid connected market is expected to grow at an average annual rate of 28% from 2005-2011. As shown in the chart below, the United States accounted for 7% of the worldwide market for solar power installations, with Germany and Japan leading with 57% and 20%, respectively. In the future, the United States market is expected to grow to be the largest solar power market in the world, according to Ron Kenedi, Vice President for Sharp’s Solar Energy Solutions Group, which is currently the world’s largest manufacturer of solar panels.

Solar Power Industry Value Chain

Akeena is active in the Solar Power Industry as a designer and integrator – a segment which is distinct from other points along the solar value chain. The solar value chain includes companies engaged in several different activities, as follows:

•	Silicon Refiners – companies that produce refined silicon, a material that has historically been used as the primary ingredient for solar panels. In light of the current shortage of silicon, it is possible that other materials may be used as the primary ingredient in the future.

•	Wafer and Cell Manufacturers – companies that manufacture the electricity generating solar cells.

•	Module Manufacturers – companies that assemble the cells into solar modules, generally laminating the cells between glass and plastic film, and attaching the wires and module frame.

•	Distributors – companies that purchase from manufacturers and resell to designers/integrators and other equipment resellers.

•	Designer/Integrator – companies (such as Akeena) that sell products to end user customers, and purchase primarily from manufacturers or from distributors.

In many cases there is overlap within this value chain – some companies are vertically integrated (going from refining silicon to manufacturing modules) – and some companies just specialize in one segment of the value chain (such as silicon refining or distribution).

Residential and Small Commercial Market Segments

According to the DOE, the average U.S. home in 2025 is expected to be 6% larger, and to use more electricity more intensively. The growth in demand for energy services and primary energy use per capita is projected to increase by 0.7% per year each year through 2025. Residential and small commercial installations are expected to account for the largest segments of the U.S. market, as illustrated by the following chart from Solarbuzz:

In addition, according to PV News, California and New Jersey currently account for 90% of the U.S. residential market. We believe this is largely attributable to the fact that they currently have the most attractive incentive programs. According to DSIRE (the Database of State Incentives for Renewable Energy) at least 18 other states also have incentive programs. We expect that such programs, as well as Federal tax rebates and other incentives, will continue to drive growth in the solar power market for the near future.

The solar power design/integration and installation industry is highly fragmented, with many small companies. We believe that the market will consolidate based mostly on branding, technology and process advantages. Accordingly, we believe that the main factors necessary for successfully competing in the industry will be the development of proprietary technologies that provide cost advantages and efficiencies for systems integrators; brand name and reputation; and professional, process-driven management.

Solar Power Benefits

Solar power systems benefit two major stakeholders, the individual customer who installs the system, and the public at large. These benefits are described in more detail below.

Customer Benefits

Economic – Solar power systems save residential and business customers money on their electrical bills. Cash paybacks for systems, when considering various incentives, range from 5 to 25 years. Paybacks can be on the low end of this range in areas in which the combination of state and Federal incentives are high, electric rates are high, annualized sun intensity is high and installation costs are low. For many systems, Net Present Values on solar power investments are positive, and Returns on Investment can be in excess of 15%. When considered on a cash flow basis with financing, many customers can install a solar power system and achieve immediate monthly positive cash flows (reductions in electric costs are more than the after tax borrowing costs of the system).

At current prices and installation costs – and without considering incentives – a typical residential solar power system produces electricity for approximately $0.25 per kwh over the reasonable expected lifetime of the system. Incentives can defray a large portion of these initial costs, bringing the net cost of electricity produced by a solar power system to approximately $0.15 per kwh. Traditional power sources currently charge anywhere from $0.11 to $0.39 per kwh, often with rates increasing as usage increases. At these comparative levels, solar power competes favorably with conventional utility power – and since at some later date electricity costs (and related environmental expenses) will increase, we believe solar power systems are likely to become an economically sound investment even without the incentives.

Environment – Solar power systems are one of the most environmentally friendly way of generating electricity. According to the EPA, a typical 6kw solar energy system in New Jersey will save 32 pounds of nitrogen oxides (NO) each year, 44 pounds of sulfur dioxide (SO2) each year and 17,199 pounds of carbon dioxide (CO2) each year – equivalent to the CO2 absorption of two acres of trees. The environmental benefits of solar power systems will continue for the lifetime of the system.

Energy Security – The U.S. purchases much of its fossil fuel energy from unstable regions of the world. Producing power directly from sunlight – and using that power at the same site – improves energy security both on an international level (by reducing fossil energy purchases from hostile countries) and local level (by reducing power strains on local electrical transmission and distribution systems).

Public Policy Benefits

In August 2005, Akeena completed a White Paper entitled ‘‘The Economics of Solar Power for California.’’ This White Paper was done in conjunction with Crossborder Energy, California Solar Energy Industries Association (CAL SEIA), students at the Stanford Masters of Management Science and Engineering School and the Wharton School of the University of Pennsylvania, and Coast Hills Partners. The purpose of this White Paper was to quantify and communicate the net costs and benefits of California’s ambitious Million Solar Roofs initiative.

The primary benefit of the Million Solar Roofs Initiative – now called the California Solar Initiative or CSI – is that it reduces California’s power needs during hot summer weekday afternoons. Without this 3,000 Megawatts of solar capacity, utilities must construct this generation, distribution and transmission infrastructure, as well as operate and fuel these plants. Ratepayers will ultimately pay for these costs.

It is a key finding of this White Paper that California Solar Initiative will save in excess of $6 billion net of incentives over the ten year duration of the initiative, primarily by avoiding additional investments in traditional power generation and distribution systems. Moreover, these savings are likely to be substantially higher as fuel prices are likely to escalate faster than the 3% assumed in this analysis. These costs and savings of this initiative are detailed below.

Energy Infrastructure – $7.1 billion will be saved in avoided costs for construction of additional energy infrastructure. These costs are primarily for building power plants, transmission lines, distribution systems and operating costs. Solar power systems installed and operating at customer sites replace this new infrastructure.

Economy – $1.5 billion will be saved by creating jobs and tax revenues. These jobs and tax revenues result from a robust solar industry in California – which is preferable to continuing to purchase fuel from overseas sources.

Environment – $500 million will be saved by reducing greenhouse gas emissions. These savings were based on historic costs for greenhouse gases; such savings are likely to be higher in the future as the fully-weighted costs of these emissions are considered.

According to the California Public Utilities Commission, The California Solar Initiative is expected to cost the state approximately $3.2 billion over an eleven year period. With net savings of $6 billion, there is approximately a two to one ratio of savings to costs for this program, providing a strong foundation for good public energy policy.

We believe that a similar cost-benefit result applies to the U.S. economy in general, and that these savings are likely to be even higher when one considers continued energy price escalation, energy independence costs and world environmental costs. As a result, there is a strong financial and moral foundation for continued expansion in solar power public policy programs, both on a state and Federal level.

Solar Power Public Policy

State and Federal governments realize that solar power can make a valuable contribution to our energy shortage, environmental situation and economy. As a result, a variety of public policy mechanisms have been used to stimulate demand for solar power. The general intention of these various incentive mechanisms has been to overcome the relatively high capital costs of these systems – encouraging residential, business and government customers to ‘‘purchase’’ their own power generating system rather than ‘‘renting’’ their power from a local utility. The following section provides an overview of some of the public policies in use or contemplated for the markets in which Akeena installs systems.

Rebates – are payments made to customers (or to installers) to reduce the initial cost of the solar power system. These rebates are generally based on the size of the system. California, New Jersey, New York, Connecticut and other states have rebates that can substantially reduce initial costs.

Tax Credits – are generally income tax offsets, directly reducing ordinary income tax payments. New York currently offers a state tax credit, and California has offered these credits in past years. There is currently a 10% Federal Tax Credit up to $2,000 for residential systems, and a 30% Federal Tax Credit (with no cap) for business systems. There is currently a proposed increase in the Federal Tax Credit for residential systems to $2,000 per kw (a typical residential system is about 5 kw). We believe that the likely effect of this increased Federal Tax Credit is to spur consumer interest in residential solar power systems, although this increased interest may be mitigated by a reduction in various state rebates and other incentives.

Accelerated Depreciation – solar power systems installed for businesses (including applicable home offices) are generally eligible for accelerated depreciation, thereby reducing a business’ tax payments.

Net Metering – by giving customers the full retail credit for energy that they generate, net metering can provide a substantial and easily measured incentive to customers. For example, customers in California who are in the high utility rate tiers may be paying in excess of $0.35 per kwh of energy that they consume; their solar power systems would directly offset these costs based on their actual energy generation.

Feed-in Tariffs – are additional credits given to consumers based on how much energy their solar power system generates. These tariffs can be used in conjunction with or independently of net metering. California is contemplating a feed-in tariff for large systems, beginning in 2007.

Renewable Portfolio Standards (RPS) – are requirements for utilities to ensure that a certain percentage of power they deliver is generated from renewable energy sources.

Renewable Energy Credits (RECs) – are additional credits provided to customers based on the amount of renewable energy they produce. New Jersey has a REC program in place that is expected to pay customers an additional $0.18 per kwh generated by their systems (this payment to customers may vary in the future as more solar resources come on line in New Jersey).

Solar Rights Acts – are laws passed by governments to prevent unreasonable restrictions on solar power systems. California’s Solar Rights Act has been updated several times in past years to make it easier for customers of all types and in all locations to install a solar power system.

California Solar Program

A recent example of these policy mechanisms is the California Solar Initiative, which provides $3.2 billion of incentives toward solar development over 11 years. In January 2006 the initiative was approved by the California Public Utilities’ Commission, or CPUC, and will be implemented by CPUC and the California Energy Commission. The goal of the initiative is to achieve 3,000 megawatts of solar power in the state by 2017. Declining rebates and performance based incentives are used to stimulate consumer demand to install these systems. It is important to note that although this program is approved, it is possible that regulatory, administrative or other problems may delay or interrupt the installation of this expected amount of solar capacity.

New Jersey Solar Program

In April 2006 the New Jersey Board of Public Utilities (BPU) approved new regulations that will require the state’s electric utilities to draw on wind power, solar power, and sustainable biomass power for 20 percent of their electricity by 2020. As part of these requirements, the new regulations require solar photovoltaic power to provide 2 percent of the state’s electricity needs by 2020, requiring the installation of 1,500 megawatts of solar electric power. It is important to note that although this program is approved, it is possible that regulatory, administrative or other problems may delay or interrupt the installation of this expected amount of solar capacity.

Solar Power Systems

Solar Power Systems convert the energy in sunlight directly into electrical energy. This conversion is accomplished within solar cells based on the photovoltaic effect. Multiple solar cells, which produce DC power, are electrically interconnected into solar modules. A typical 180 watt solar module may have 72 individual solar cells. Multiple solar modules (also referred to as solar panels) are electrically wired together. The number of solar modules installed on a building are generally selected to meet that building’s annual electrical usage, or selected to fill available unshaded roof or ground space. Solar modules are electrically wired to an inverter, which converts the power from DC to AC and interconnects with the utility grid. The following diagram schematically shows a typical solar power system:

Akeena concentrates on the design and integration of grid-tied solar power systems. These are systems that are electrically connected to the utility grid so that excess energy produced during the day flows backwards through the utility’s electric meter – actually running the electric meter backwards. The meter will run backwards when the power produced by the solar system is greater than the power needs of the building. During the evenings or on cloudy days energy is drawn from the grid normally and the meter runs forwards. Most utilities serving the areas in which Akeena installs systems allow for ‘‘net metering.’’ Customers on net metering only pay for the net amount of energy they consume during the year, essentially getting full retail credit for the energy they transmit back onto the utility grid during the day. Akeena typically does not install off-grid systems (systems in which there is no utility service, such as a remote cabin), nor do we typically install battery backup systems or solar thermal systems.

Metrics, Costs and Savings of a Solar Power System

Solar power systems are rated in watts. A typical small California system is 3,000 watts, or 3 kw, measured at peak DC wattage output. Systems are also measured in AC watts; such a system would typically have a rating of approximately 2.5 kw in California.

According to the EIA, the average U.S. household consumed approximately 10,600 kwh (kilowatt hours) of electricity per year. An efficiently installed California system produces about 1.4 kwh per installed kw per year, so to produce the amount of energy required for a typical house the solar power system would require a peak DC wattage output of about 7.5 kw.

A system of this size would cost approximately $64,000 to install. Considering applicable rebates and tax incentives, this system would cost approximately $44,000 in California and $29,000 in New Jersey. Annual savings in utility bills (and Renewable Energy Credits in New Jersey) would be approximately $1,800 in California and $2,800 in New Jersey, with cash breakevens (assuming continued electric cost increases of 7% per year) of 9 years and 6 years. The above examples are for illustrative purposes and may not reflect actual customer experiences, and regulatory incentives eliminated or reduced.

Solar Electric Cells

Solar electric cells convert light energy into electricity at the atomic level. Although first discovered in 1839, the process of producing electric current in a solid material with the aid of sunlight wasn’t truly understood for more than a hundred years. Throughout the second half of the 20th century, the principals underlying the photovoltaic effect have been determined and the manufacturing processes have been more fully refined. As a result, the cost of these devices has put them into the mainstream of modern energy producers. This was caused in part by advances in the technology, which have considerably improved solar electric conversion efficiencies, and in part by improvements in manufacturing the other components in a system.

The conversion efficiency of a solar electric cell is defined as the ratio of the sunlight energy that hits the cell divided by the electrical energy that is produced by the cell. By improving this efficiency, solar electric energy becomes competitive with fossil fuel sources. For comparison, the earliest solar electric devices converted about 1%-2% of sunlight energy into electric energy. Today’s solar electric devices convert 5%-25% of light energy into electric energy (note that overall efficiency for solar modules is lower than solar cells because of the module frame and gaps between solar cells). Moreover, today’s mass produced panel systems are substantially less expensive than earlier systems.

The ‘‘photovoltaic effect’’ is the basic physical process through which a solar electric cell converts sunlight into electricity. Sunlight is composed of photons, or particles of solar energy. These photons contain various amounts of energy corresponding to the different wavelengths of the solar spectrum. When photons strike a solar electric cell, they may be reflected or absorbed, or they may pass right through. Only the absorbed photons generate electricity. When this happens, the energy of the photon is transferred to an electron in an atom of the solar electric cell (which is actually a semiconductor). With its newfound energy, the electron is able to escape from its normal position associated with that atom to become part of the current in an electrical circuit. By leaving this position, the electron causes a ‘‘hole’’ to form. Special electrical properties of the solar electric cell – a built-in electric field – provide the voltage needed to drive the current through an external load (such as a light bulb).

The most important parts of a solar electric cell are the semiconductor layers, because this is where the electron current is created. There are a number of different materials suitable for making these semiconductor layers. In addition, solar electric cells contain a metallic grid or other electrical contact to collect electrons from the semiconductor and transfer them to the external load and a back contact layer to complete the electrical circuit. A glass cover or other type of transparent encapsulant is used to seal the cell and keep weather out and an antireflective coating keeps the solar electric cell from reflecting the light away.

A great deal of effort is being directed towards the development of new solar cell technology, both in regards to reduced per watt costs and higher area efficiencies. Technologies that are being pursued include crystalline silicon (similar to existing cell technology), amorphous silicon (thin coatings of silicon), new photovoltaic materials often applied in thin films (cadmium telluride, copper indium gallium selenide, CIS, and various organic materials) and concentrators. It is important to note that regardless of the cell technology used in the future, the design/integration services that Akeena provides will still be needed by most customers. Moreover, we believe that the lower area efficiency of these new solar cell materials make Akeena’s installation technology more useful.

Solar Modules

Solar electric modules (also referred to as solar panels) are composed of multiple solar cells, along with the necessary internal wiring, aluminum and glass framework, and external electrical connections. Modules range in power from about 50 watts up to 300 watts. Modules with output greater than about 225 watts are difficult to handle by one person and inconvenient to ‘‘tile’’ onto constrained roof spaces. Although modules are usually installed on top of a roof or on an external structure, certain designs include the solar electric cells as part of traditional building materials – such as shingles and rolled out roofing.

Several companies offer solar electric cells that have been integrated with traditional shingles. Theoretically, these can be a good choice for new construction and major renovations since they slightly offset costs for other building materials – although they are still more expensive than traditional modules. They are quite appealing from an architectural standpoint, and are usually most compatible with masonry roofs.

Solar electric cells can also be integrated with metal seam roofing, either as part of pre-fabricated panels or field-applied rolled out adhesive cell material. Interconnections among modules and other system components are usually done at the peak of the roof or under the eaves. Solar electric modules that are integrated with skylights and window walls are also available, as are modules that are integrated with other types of roofing materials.

Mounting Systems

Solar module manufacturers typically put a great deal of engineering effort into the modules themselves. Historically they have left the mounting and installation of these modules up to the designer/integrator. Current installation industry practices generally involve installing an aluminum (or other corrosion-resistant) metal racking system between the roof surface and the solar modules. This racking system is securely attached to the underlying roof surface, and the attachment points are sealed to minimize the chances of water leakage. These racks are generally fabricated from extruded aluminum with slots or channels so that the racks can be attached anywhere to an underlying rafter, and so that modules can be attached anywhere along the top surface of the rack. Solar modules are generally attached to the racks using a series of metal bolts and clips. By mounting the solar modules on a separate racking system, the solar modules are elevated three or four inches above the roof surface. Similar racking systems are used for ground mounted and commercial roof mounted systems.

Inverters

Inverters convert the DC power from solar modules to the AC power used in buildings and supplied by utilities. Grid-tie inverters synchronize to utility voltage and frequency, and only operate when utility power is stable (in the case of a power failure these grid-tie inverters shut down to safeguard utility personnel from possible harm during repairs). Inverters also operate to maximize the power extracted from the solar modules, regulating the voltage and current output of the solar array based on sun intensity.

Balance of System Components

This industry term, or BOS, generally refers to the module racking system, inverters, wiring systems and various electrical disconnects and switches necessary to install a code-compliant solar power system.

Monitoring

There are two basic approaches that one can take to access information on the performance of a solar power system. We believe that the most accurate and reliable approach is to collect the solar power performance data locally from the inverter with a hard-wired connection, and then transmit that data via the internet to a centralized database. Data on the performance of a system can then be accessed from any device with a web browser, including PCs and cell phones. Akeena, in partnership with Fat Spaniel Technologies, has been a pioneer in the development of a real-time web based solar electric monitoring system so that customers can see the performance of their system from any web browser. As an alternative to web-based remote monitoring, most commercial inverters have a digital display on the inverter itself that shows performance data; and most inverters can also display this data on a nearby personal computer with a hard-wired connection.

Net Metering

The owner of a grid-connected solar electric system may not only buy, but may also sell, electricity each month. This is because electricity generated by the solar electric system can be used on-site or fed through a meter into the utility grid. Utilities are required to buy power from owners of solar electric systems (and other independent producers of electricity) under the Public Utilities Regulatory Policy Act of 1978 (PURPA). California’s net metering law provides that all utilities must allow customers with solar electric systems rated up to 1.5 MW to interconnect with the local utility grid and receiving retail value for the electricity produced. When a home or business requires more electricity than the solar power array is generating (for example, in the evening), the need is automatically met by power from the utility grid. When the home or business requires less electricity than the solar electric system is generating, the excess is fed (or sold) back to the utility – and the electric meter actually spins backwards. Used this way, the utility serves as a backup to the solar electric similar to the way in which batteries do in stand-alone systems.

Building Integrated Photovoltaic Systems (BIPV)

Solar power modules that are integrated into a building’s roof, walls or windows are a compelling goal, primarily because of improved aesthetics. Several companies offer solar electric cells that have been integrated with traditional shingles. Theoretically, these can be a good choice for new construction and major renovations since they slightly offset costs for other building materials – although they are still more expensive than traditional panels. They are appealing from an architectural standpoint, and are usually most compatible with slate or masonry roofs. However, careful consideration must be paid to roof loading, solar power shingle interconnection reliability (typically wired below the shingles) and output degradation due to high temperature operation.

Solar electric cells can also be integrated with metal seam roofing, either as part of pre-fabricated panels or field-applied rolled out adhesive cell material. Interconnections among modules and other system components are usually done at the peak of the roof or under the eaves. Solar electric modules that are integrated with skylites and window walls are also available.

Challenges Facing Solar Power

From our perspective as a designer/integrator of solar power systems, there are three key challenges that the solar industry faces:

1.    Improve Customer Economics – more customers will purchase solar power systems if they produce electricity more affordably. In most cases, on a life cycle basis the cost for electricity produced by a solar power system is more expensive than conventional utility generated power. Lower equipment costs (primarily solar modules) and lower installation costs will reduce the total cost of a system and increase the potential market for solar power. The solar industry expects that these costs will be reduced to the point at which – even without incentives – solar power will be more cost effective than traditional power.

2.    Higher Efficiency Systems – in most residential and commercial applications the available roof space is insufficient at current average solar module efficiencies to generate all the electricity a building needs on an annualized basis. Manufacturing solar modules that have higher efficiencies (more watts per square foot) will allow design/integration companies to install higher capacity systems on these buildings. We believe customers will prefer to install higher capacity systems if they have the available roof area. Moreover, since there are fixed costs associated with every system, and variable costs are dependent on the area of the solar modules, we believe that higher efficiency systems are generally more cost effective.

3.    Improve Aesthetics – the appearance of traditional rooftop metal framed solar modules raised off the roof is a barrier to purchase by some customers. We believe that customers prefer solar modules that blend into existing roof surfaces with fewer shiny parts. Moreover, we believe that customers will prefer solar modules that mount closely to the roof surface and have more of a ‘‘skylight’’ appearance.

Our Products And Services

We provide marketing, sales, design, construction, installation, maintenance, support and related solar power system services to residential and small commercial customers in the United States in locations in which the economics are favorable to solar power. Our solar power systems enable our customers to produce their own reliable and clean electricity directly from the sun. We provide our customers with a single point of contact for their system design, engineering work, building permit, rebate approval, utility hookup and any subsequent loose ends or required maintenance work. We use our own crews or carefully supervised contractors. We do our own engineering and design work with in-house staff and selected outside engineering firms. Although other forms of solar energy provide customer benefits, we concentrate our work on solar power systems and only occasionally work on solar thermal or solar pool systems as an accommodation to special customers (this non-solar power work is sometimes subcontracted).

Since our solar power systems are designed to operate for an extended period of time (inverter warranties are typically 5 years and solar module warranties are typically 25 years), we are conservative in our design practices and equipment selections. We generally purchase from manufacturers that have a track record of supplying reliable equipment, and we avoid installing equipment at customer sites that is not proven in the marketplace. We have developed internal processes and standardized installation practices that we believe provides a good combination of installation efficiency and system reliability.

Design and Integration Approach

Akeena takes an integrated approach to the design and installation of solar systems for our customers. From the initial customer contact to the final operation of the system, we strive to make the purchasing process as straightforward for our customers as possible.

Pre-Qualify Customers

After a customer initially contacts us via e-mail or telephone, our in-house staff determines if the customer is in a territory we serve, has sunny exposure and understands the economics of solar power for their application. An appointment is set up for a site visit to the customer’s location

Site Visit

Our Design Consultant visits the customer’s site. For residential customers it is generally possible for the Design Consultant to perform the necessary site survey, initial design work, system performance, financial analysis, report generation and contract preparation in a single visit. For commercial customers we generally take a multiple step consultative sales approach. The sales process is simplified with proprietary software we have developed which takes into consideration current utility rate options, current electric rates, system performance, tax rate scenarios, equipment costs, installation costs, incentives and other factors applicable to a specific customer’s circumstances.

Project Documentation and Installation Preparation

Once a contract is signed the project documentation is prepared. This documentation may include incentive applications, utility permissions, engineering drawings, building permits, equipment acquisition and installation scheduling.

Installation

Once all of the preparatory work is completed, inventory is in stock and installation resources are available, the solar project is scheduled for installation. One of our in-house teams or contractors installs the system.

Final Project Documentation

Upon completion of the installation, final customer documentation is prepared and submitted.

Maintenance and Support

Akeena provides a guarantee on systems that it installs. We remain available to customers to resolve to the best of our ability any support issue, maintenance problem, installation defect, equipment defect or question our customers may have about their solar power system.

Our Strengths

We believe we are one of the leading national designers and integrators of solar power systems. We believe that our competitive advantages include:

•	Proprietary Module Technology

•	Experienced Management Team

•	Historically Profitable Operations

•	Proprietary Design Software

•	Well-Established Market Position Poised for Growth

•	Limited Publicly-Traded Investment Opportunities in our Segment

•	Exploiting ‘‘Renewable Energy’’ Solar Resources

We have developed proprietary solar module technology.

Based on our experience of a solar power designer and integrator over the past five years, we have come to understand certain areas in which costs for installations can be significantly reduced. Installation labor and BOS components (inverter, racking, miscellaneous parts) make up approximately 28% of the cost of the system to a customer. We have developed a solar module that has the mounting rails, DC wiring and ground wiring integrated into the unit. The result is a ‘‘plug and play’’ solar module that requires less labor and fewer parts to install. We anticipate this module technology will reduce net installation costs by $.50-$1.00 per installed watt of power, or approximately 10% of the entire cost of a solar power system. We have applied for a patent for this solar module.

Our management team is one of the most experienced in the industry.

Upon completion of the Merger, our existing management will assume their same positions with the publicly-traded company. Our President and Founder Barry Cinnamon is a recognized solar industry expert, has a BS degree in engineering from MIT and an MBA from the Wharton School, and has public company financing and operating experience. Our Executive Vice President Bill Scott has 18 years of experience in the renewable energy industry and 10 years of experience in the IT industry. Our Vice President of Residential Sales Douglas Sandlaufer has over 30 years of experience in the heating and cooling industry, and was formerly the Metro/District Manager for Sears Home Improvement Products and Services. Our Director of Marketing Gail Francisco has experience in the wind turbine industry and has concentrated her efforts over the last three years on optimizing company’s online marketing campaigns. We expect to hire additional people to enhance our management team, particularly in the areas of operations and R&D.

Our business has grown steadily, and has been profitable in every full year of operations.

We have generated net profits in each year since 2002, our first full year of operations. We have generated net income for the fiscal year ended December 31, 2005. Prior to the Merger, our 2005 audited financial results will be provided to subscribers in the Draft Current Report on Form 8-K to be distributed which should be carefully reviewed by subscribers and will supercede the financial reports included with this Memorandum. Following the closing of this Offering and the Merger, we will be debt-free (other than trade debt).

We have developed proprietary solar design software.

Our Design Consultants use proprietary software to perform the necessary site survey, initial design work, system performance, financial analysis, report generation and contract preparation in a single visit for most residential customers. This software takes into consideration current utility rate options, current electric rates, system performance, tax rate scenarios, equipment costs, installation costs, incentives and other factors applicable to a specific customer’s circumstances. By using this software we are able to standardize our product offerings, improve consistency in our project pricing, improve accuracy and consistency in cost and savings estimates, and differentiate our customer presentations compared to our competitors

Akeena is one of the largest and most well-known companies in the solar industry.

According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena has been one of the largest national integrators of solar power systems in the United States. We have consistently invested in promoting our company and brand name ‘‘Akeena,’’ and believe we have achieved good brand recognition for our name. According to a Solar Electric Dealer Study conducted in 2004, Akeena ranked as the best-known installation brand in Northern California.

The Merger makes Akeena an early stage publicly-traded ‘‘Renewable Energy’’ company.

Concurrently with the closing of this Offering, a publicly-traded company will acquire by merger the business of Akeena and continue the existing business operations of Akeena as a publicly-traded company. We believe that there are relatively few publicly traded renewable energy companies, and we will be one of the first publicly traded solar power design and integration companies. This early positioning in the public markets as a solar power company may give us a good opportunity to build value for stockholders.

Solar energy serves an important environmentally friendly renewable resource objective.

Solar energy systems are the most environmentally friendly way of generating electricity. According to the EPA, a typical 6 kilowatt solar energy system in New Jersey will save 32 pounds of nitrogen oxides (NO) each year, 44 pounds of sulfur dioxide (SOs) each year and 17,199 pounds of carbon dioxide (CO2) each year – equivalent to the CO2 absorption of two acres of trees. Solar energy benefits continue throughout the approximately 30+ year lifetime of a system. Management believes that rising costs of electricity, potential supply interruptions and increased concern for the environment should result in a long-term increase in demand for our products and services.

Our Strategy

The solar power industry is at an early stage of its growth. The prospects for long term worldwide demand for solar power have attracted many new solar module manufacturers, as well as a multitude of design/integration companies in Akeena’s market segment. The industry is therefore very fragmented, both on the manufacturing and customer integration side. We expect that the manufacturing parts of the value chain will consolidate as the ‘‘silicon shortage’’ mitigates and more solar module capacity comes on line. We expect that this consolidation is likely to reduce solar module prices in the future.

We expect that the design/integration parts of the value chain will also consolidate. In any given location – and on a national basis – we expect that fewer large companies will represent a greater portion of the market. We believe that the companies that succeed in this consolidation by building market share will be those that have the following characteristics:

•	Proprietary products to reduce installed system costs and improve aesthetics

•	Strong market awareness

•	Efficient sales, marketing and installation activities spanning multiple geographic locations

•	Financial strength to achieve greater purchasing power from manufacturers

Akeena’s strategy reflects the factors that we expect to be instrumental to leadership in this coming era of solar industry consolidation:

•	Akeena has developed proprietary solar module technology that we expect will reduce our installation costs by approximately 10%, with improved aesthetics compared to standard commercially available solar equipment.

•	Akeena has created a strong brand name and industry reputation.

•	Akeena uses a process-driven approach to sell and install solar power systems efficiently in multiple states, with guidance from our experienced management team.

Finally, the proceeds from this and possibly future public financings will provide us with enhanced ability to purchase equipment on favorable terms from international manufacturers. We expect that being a public company will improve our ability to grow internally and possibly by acquisition; our public company status will improve our reputation in the minds of customers; and our public company status will enhance our ability to attract and retain experienced management.

We intend to supplement our internal growth strategies by pursuing acquisitions of other solar power systems design, integration and installation companies. We believe that such acquisitions will provide the following benefits:

•	Enable us to quickly enter new markets by providing us with existing facilities and marketing and sales systems;

•	Help us to expand and diversify our product lines while reducing the risks and uncertainties associated with the development of new products;

•	Enable us to achieve economies of scale by consolidating technologies, facilities and human resources; and

•	Help us to build brand recognition by expanding our customer base and market presence.

We believe that the fragmented nature of the solar power systems market will provide attractive opportunities for consolidation due to the large number of small, specialized companies currently in existence.

In evaluating potential acquisition targets, we will seek out companies with strong experienced management teams and innovative, well-designed products. We anticipate looking to venture capital firms, which may be interested in selling their holdings in start-up solar power companies, financial consultants, investment banks and other parties, as potential sources for finding acquisition candidates.

Research and Development

The following chart shows a breakdown of cost components of a solar power system as delivered and installed to a customer. This cost breakdown is based on an analysis of Akeena’s costs over the past several years. We believe that this breakdown is typical for companies similar to Akeena.

Although solar module costs are the biggest single cost component, installation labor and BOS components (inverter, racking, miscellaneous parts) make up approximately 28% of the cost of the system to a customer. Historically the solar industry has directed a great deal of its cost improvement focus towards reducing the cost of the solar modules themselves. There is currently a great deal of R&D directed towards this goal of reducing the cost per watt of solar modules. Nevertheless, we believe that R&D directed towards the end of the solar value chain – customer installation – can also provide significant benefits. From a customer’s standpoint he or she is most concerned about the final installed cost per watt (and resulting output) of the system – not the cost per watt of the module alone. It is in the area of reducing the cost per watt of a completely installed solar power system that we have directed our R&D efforts.

Solar modules from the major manufacturers have historically been designed to be installed in a wide range of applications, from off-grid power (remote lighting and communications), to residential roofs to large commercial installations. These solar modules generally utilize an aluminum frame which provides rigidity and protection to the tempered glass to which the solar cells and wiring are attached. These aluminum frames provide a method to mount the solar modules in a wide range of different applications.

The following diagram shows how solar modules for typical residential and small commercial solar power system are installed.

•	Solar Module – Three solar modules are shown; a typical residential installation may use 15 or more solar modules, and a typical commercial installation may use hundreds or thousands of solar modules.

•	Aluminum Racking – a sub frame racking system is installed on the roof to which the solar modules are attached. This rack is generally fabricated from extruded aluminum, but may also be fabricated from other corrosion-resistant materials.

•	Roof Attachment Points – L feet or standoffs are used to attach the rack to the roof. Note that it is important to connect these attachment points securely to the underlying roof supports in a manner that reduces the potential for roof leakage.

•	Module Clips – clips are used to attach the solar modules to the rack. Alternatively, the modules may be bolted to the rack.

•	DC Wiring – the positive and negative wires from each module are connected to nearby modules, or extended back to the inverter. To prevent these wires from being abraded or damaged, they are generally zip-tied to the module rack or module.

•	Component Grounding – a separate grounding conductor is connected to all modules and racks. This grounding conductor is then extended back to a suitable grounding electrode for the entire system.

To reduce the installation costs of solar power systems and improve the resulting aesthetics, Akeena has developed a proprietary solar module. This module allows an installer to quickly connect modules together. This module has an integrated mounting rail slot, internal splice clips for grounding and rigid frame connections, and plug-in wire connections. In addition, the module frame serves as a grounding conductor for the system. Our module can also be used in standard rack-mounted systems as well as systems without racking. We believe that our module is ideal for residential retrofits and new construction installations. A diagram of this module is shown below:

Because our module has the mounting rail and wire connections integrated into the unit, it provides ‘‘plug and play’’ ease of installation. There is less labor required to install and wire the solar modules, and there are fewer parts that must be purchased to complete an installation. Items shown in blue in the above diagram replace the items shown in red in the original diagram. We anticipate this module technology will reduce net installation costs by $.50-$1.00 per installed watt of power, or approximately 10% of the entire cost of a solar power system.

Our module technology provides the following benefits:

•	Simplified module installation due to elimination of the underlying mounting rail structure and module clips, elimination of most manual module wiring and zip tying of module wires, and elimination of module and frame grounding conductors

•	Improved aesthetics of the resulting roof-mounted system since modules can be mounted closer to the roof without an underlying rack structure.

•	Improved module reliability due to standardized module wiring, and fewer manual mounting and connection steps.

Installation costs for a solar power system are generally proportional to the area of modules installed. Thin film and amorphous solar cell technologies – although less expensive on a cost per watt basis – are generally less efficient (producing fewer watts per square foot) and more expensive to install. Therefore, Akeena’s module technology becomes even more useful for the new generation of less expensive but lower efficiency solar modules. We believe that Akeena’s module technology is generally applicable to all framed rooftop solar cell technologies, including silicon, amorphous, thin film and concentrators.

We have applied for a patent on the design of the module; the application is currently pending. A small scale prototype has been fabricated; we expect to use a portion of the proceeds of this offering for subsequent development of this module concept. Several major manufacturers of solar panels have expressed interest in our module technology, including Sharp, Kyocera, Sanyo and SunPower.

Our Customers

Our current residential customers are generally highly educated, high-income professionals who are concerned about the environment and also have the disposable income to install a solar power system. We have installed solar power systems in some of the most affluent counties in the San Francisco Bay Area and New Jersey (by US Census Bureau demographic data where owner-occupied homes with incomes over $150K are greatest.) Installation sizes range from 1.4 kW up to 23.68 kW. Average residential size systems are approximately 5 kw.

Our current commercial customers are schools, affordable housing and owner occupied businesses – including wineries and small commercial offices. We have or are in the process of installing commercial systems ranging in size from 10 kW to 125 kW. These commercial systems are in the San Francisco Bay Area.

Sales and Marketing

Our sales and marketing program incorporates a mix of print, web and radio advertisements as well as participation in industry trade shows and individual consultations with prospective customers. In addition, we rely heavily on the skill of our sales team. Our residential sales people are trained to design a system that best meets our customer’s needs, taking into account the unique installation and economic requirements for each location. Our commercial sales people take a more consultative, long term selling approach to meet the varying needs of larger customers.

We regularly evaluate the effectiveness of our sales team and marketing efforts using sales management software, and make tactical marketing and sales changes as indicated to achieve and maintain cost effectiveness. Solar system design work is facilitated by proprietary software we have developed. This software provides certain controls on price, margins, performance estimates, financial analyses and contract terms so that we can standardize our product offerings while still customizing a system for each application.

Intellectual Property

Akeena ‘‘Plug and Play’’ Solar Module

We have applied for patent protection for our integrated solar module technology. Our application is currently pending with the United States Patent and Trademark Office.

Akeena Trademarks

We have registered the trademark ‘‘Akeena’’ for consulting services in the field of energy systems; providing technical information via a global computer network in the field of renewable energy systems with the United States Patent & Trademark Office. We intend to apply for trademark protection for the phrase, ‘‘Run Your Electric Meter Backwards,’’ which we have used in conjunction with our logo since we established our business. We believe that both our name and the phrase ‘‘Run Your Electric Meter Backwards’’ have come to be closely associated with our company in the minds of our customers and in our market, and therefore should qualify for protection under Federal trademark laws. In addition, we believe that our historical use of these marks, combined with a high level of customer recognition, will provide us with common law trademark protection under state laws.

Akeena Proprietary Design Software

Our Design Consultants use our own proprietary software to perform the necessary site survey, initial design work, system performance, financial analysis, report generation and contract preparation in a single visit for most residential customers. This software takes into consideration current utility rate options, current electric rates, system performance, tax rate scenarios, equipment costs, installation costs, incentives and other factors applicable to a specific customer’s circumstances. By using this software we are able to standardize our product offerings, improve consistency in our project pricing, improve accuracy and consistency in cost and savings estimates, and differentiate our customer presentations compared to our competitors.

Competition

Currently, the solar power design and integration industry is in its early stages of development and is highly fragmented, consisting of many small companies with limited operating histories. Because the vast majority of companies are small and privately held, there is limited information available to us regarding many of our competitors.

We believe our major competitors in the California market include but are not limited to SPG&E (formerly SunPower and Geothermal), ReGrid, Borrego, RealGoods, and Premier Power. Several companies have expanded their market share in the California market by opening offices in multiple locations within the state. Rather than expand within the state, we made the decision in 2003 to expand into New Jersey. We believe our major competitors in the New Jersey market include but are not limited to Trinity Heating and Air, NJ Solar Power, The Solar Center, Energy Enterprises, 1st Light Energy, GeoGenix, SunFarm, and Advanced Solar Products. We believe our major national competitors include but are not limited to Renewable Energy Concepts, Suntechnics and PowerLight.

We believe that the industry will consolidate based on branding, technology and business process advantages. We are continuing to develop our brand, improve our business processes, plan for opening offices in additional California and East Coast locations, and develop proprietary module technology in order to respond to these competitive demands and position Akeena to become a premier solar design and integration company.

Legal Proceedings

We are not aware of any significant pending legal proceedings against us.

Property

Our offices are located in Los Gatos, California and Fairfield, New Jersey and occupy a total of approximately 3,415 and 3,000 square feet, respectively. The current lease on our Los Gatos, California facility expires on June 20, 2007. We lease our Fairfield, New Jersey facility on a month-to-month basis pursuant to an oral agreement.

We believe our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not foresee any significant difficulties in obtaining any required additional facilities.

Employees

Akeena has 41 employees: 16 full time installers, 11 full time sales and marketing personnel and 4 part time sales and marketing personnel, 2 full time finance personnel and 1 part time finance personnel, 3 administrative and 4 operations employees. 9 of our employees are members of management. To the best of our knowledge, Akeena is compliant with local prevailing wage, contractor licensing and insurance regulations.

Akeena employs three NABCEP Certified Solar Electric Installers – Barry Cinnamon and engineers Alex Au and Richard Abalos. Akeena hires and trains its own installation crews, works with subcontractors and is certified by those major manufacturers who have their own training programs. We also run periodic, in-house training courses for building and electrical inspectors. Our installers attend these courses so that we are current with the latest code requirements and safety procedures.

Akeena’s technicians are covered by a Contractor’s Bond issued by Western Surety Company. In addition, Akeena carries general liability and workman’s compensation insurance with respect to its employees.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as ‘‘expects,’’ ‘‘plans,’’ ‘‘will,’’ ‘‘may,’’ ‘‘anticipates,’’ believes,’’ ‘‘should,’’ ‘‘intends,’’ ‘‘estimates,’’ and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in ‘‘Risk Factors’’ and include, without limitation, the Company’s limited and unprofitable operating history; the ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Merger; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which the proceeds of the Private Placement will enable us to fund our operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed from time to time in the Company’s filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this Report is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

All references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Merger refer to Akeena, and references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Merger refer to Fairview-DE and its subsidiaries.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. Please see ‘‘Special cautionary statement concerning forward-looking statements’’ and ‘‘Risk factors’’ for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. The operating results for the periods presented were not significantly affected by inflation.

Company Overview

Akeena Solar is a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and small commercial customers. We currently service customers in California, New York, New Jersey, Pennsylvania and Connecticut. According to data complied by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States. To date, we have installed over 500 solar power systems.

Akeena Solar was formed in February 2001 as a California corporation under the name ‘‘Akeena, Inc.’’ and reincorporated as a Delaware corporation in June 2006 at which time its name was changed to ‘‘Akeena Solar, Inc.’’ Our Corporate headquarters are located at 605 University Avenue, Los Gatos, California 95032. In addition, we maintain installation offices at our Los Gatos facility and at 26 Commerce Road, Suite F, Fairfield, New Jersey 07004.

Results of Operations

The following table sets forth, for the periods indicated, certain information related to our operations, expressed in thousands of dollars and as a percentage of our net sales:

	Years ended December 31,				Three Months Ended March 31,
(in thousands)	2005		2004		2006		2005
Net sales	$7,191	100.0%	$5,876	100.0%	$2,490	100.0%	$1,201	100.0%
Cost of sales	5,595	77.8%	4,550	77.4%	1,922	77.2%	961	80.1%
Gross profit	1,596	22.2%	1,326	22.6%	568	22.8%	239	19.9%
Operating expenses:
Selling, general and administrative	1,582	22%	1,176	20%	536	21.5%	295	24.5%
Total operating expenses	1,582	22%	1,176	20%	536	21.5%	295	24.5%
Income from operations	14	0.2%	150	2.6%	33	1.3%	(55)	-4.6%
Interest expense, net	12	0.2%		0%	13	0.5%	0	0%
Other expense (income), net	—	0.0%	6	0.1%
Net income	$2	0%	$156	2.7%	$20	0.8%	$(55)	-4.6%

Year ended December 31, 2005, as compared to year ended December 31, 2004

Net sales

Net sales increased $1.3 million, or 22% to $7.2 million for the year ended December 31, 2005, as compared to $5.9 million in 2004. The increase was due to higher installation volume of jobs in 2005 compared 2004. The average sales price of each job declined in 2005 due to a larger percentage of smaller residential jobs as compared to 2004. The increased in volume reflects both widening acceptance of photovoltaic technology on the consumer level, but also the addition of Mid-Atlantic States serviced out of our New Jersey office as a new market for Akeena. Most of the job volume increase in 2005 was installed in this new market.

Cost of goods sold

Cost of goods sold including all installation expenses in 2005 was 78% of revenues compared to 77% in 2004. The increase was due to increased staffing in engineering and operations management to support the New Jersey operation. California sales tax decreased as a percentage of revenues due to a growing percentage of our work being done outside of California. Inbound shipping was substantially higher in 2005 with the addition of a new major supplier and increased reliance on another existing vendor, both of which charge Akeena for shipping. Warranty expense decreased nominally as a percentage of revenues due to expiration of warranty reserves from 2001.

Selling, general and administrative expenses

Sales and marketing expenses increased by 39%, or approximately $156,000, in 2005. Sales and marketing expenses increased as a percentage of revenues from 6.9 to 7.8%. The increase is explained primarily by higher sales commissions and the cost of attendance at more trade and promotional events.

General and Administrative expenses increased by approximately $7,000 in 2005. Rents increased by approximately $18,000 due to a short-term staff housing commitment as well as the cost of the New Jersey facilities. Accounting fees increased with the addition of a consulting Chief Financial Officer in January of 2005. In 2005 we had legal expenses of $5,733 primarily associated with one mechanics lien which was resolved in the same year. Our legal expenses were $17,276 in 2004 for the most part associated with a successful action against the City of Los Gatos regarding our intention to place solar panels on the roof of our office. At year’s end in 2005 the company was involved in no outstanding litigation.

Interest expense

Interest expense increased substantially in 2005 with the addition of a $500,000 credit facility from Citibank. Prior to September of 2005, Akeena had no credit facility apart from credit lines extended by vendors.

Income taxes

The Company did not record a provision for income taxes for the years ended December 31, 2005 and 2004, as the Company is a Subchapter S corporation, and any taxable income or loss is included within the stockholder’s income for federal and state income tax purposes.

Three months ended March 31, 2006 as compared to three months ended March 31, 2005

Net sales

The first quarter of 2006 showed 107% increase in installations compared to 2005. Gross profitability rose by 3% due to more efficient application of fixed and semi-fixed operating expenses. Solar panels rose by 4% as a percentage of revenues, caused by completion of jobs sold with pricing not reflective of new material costing by the time of installation. This issue has been resolved through forward job pricing predicated on expected material cost increases.

In New Jersey, sales and installation staffing were brought to appropriate levels both in terms of numbers of employees, and in terms of industry knowledge and experience as well. In 2006 operations in both the New Jersey and California offices were enhanced by changes in sales, engineering and installation procedures leading to more accurate selling and more responsive engineering and installation practices.

Selling, general and administrative expenses

Selling, General and Administrative expenses were better absorbed in 2006. As sales increase, we are expanding customer service and accounting capacity, thus creating the infrastructure for continued growth.

Interest expense

Interest expense was higher as a result of increasing interest rates charged on our Credit Facility.

Performance statistics for the first quarter of each year are volatile due to inclement weather events, which can hinder or temporarily halt installations. Weather in California for the first two months of 2006 was relatively calm and warm, whereas in New Jersey it was cold and volatile. During March 2006, California experienced significant rainfall which limited our installation capacity. Typically, by the second quarter, weather patterns change to allow installations to occur on a more consistent and routine basis.

Liquidity and capital resources

As of March 31, 2006 we had $23,245 on hand and no additional borrowing capacity under our line of credit. Our primary capital requirement is to fund purchases of solar panels and inverters as well as our receivables from the States of California and New Jersey. Significant sources of liquidity are cash on hand, cash flows from operating activities, working capital and borrowings from our revolving line of credit.

Cash flows provided by (used in) operating activities were ($231,076) and $73,972 for the three months ended March 31, 2006 and 2005, respectively. Large purchases of solar panels occurred in the first quarter of 2006 in preparation for installation on two commercial jobs. Similarly, accounts payable rose in response to these purchases, and revenue for those jobs was deferred until completion in the second and third quarters of 2006. A high level of inventory is a significant benefit in this industry;

panels are difficult to procure and are immediately fungible. Prepaid expenses decreased due to the first quarter 2006 completion of two large commercial jobs that began in the fourth quarter of 2005, the expenses for which were expensed during the first quarter of 2006.

At March 31, 2005, we had a $500,000 outstanding balance under our Credit Facility. Borrowings under the Credit Facility bear interest at the prime rate, plus a margin rate of 1.25%.

No capital purchases were made in the first quarter of 2006.

We expect that funds generated from operations, our current cash on hand and funds available under our revolving line of credit, will be sufficient to finance our working capital requirements, fund capital expenditures, and meet our contractual obligations for at least the next twelve months.

Contractual obligations

At December 31, 2005, we had the following contractual obligation and commitment related to our office lease in Los Gatos, California:

2006	$17,075
2007	—
2008	—
2009	—
2010	—
$17,075

Internal control over financial reporting

Management has initiated the following activities intended to improve our internal control over financial reporting.

•	In January 2005, we entered into a consulting relationship with David ‘‘Lad’’ Wallace to act as new Chief Financial Officer. He terminated his contract with us in January of 2006 but returned as an employee in August of 2006. In the interim period Ron Rook became our acting contract Controller, a role in which he continues at this date. Lad has decades of senior financial and accounting management with both privately and publicly held companies. Ron is a certified public accountant (CPA) with previous experience in financial reporting for publicly traded companies. Lad has practical experience with the Sarbanes-Oxley Act. In June of 2006 we also retained independent consultants trained in accounting and financial reporting who are CPA’s.

•	We are developing policies and procedures to monitor and track sales bookings and installations by product, date of sale, and by customer. Installation performance logs, identifying key product and installation type information, are now maintained and analyzed by management on a monthly basis.

•	We are developing policies and procedures regarding installations to monitor when the risk of ownership of our products and services is transferred to our customers. Monthly sales at the end of each period along with installation completion documents are analyzed by management to determine whether the risk of ownership has been transferred to the customer and revenue has been appropriately recognized.

Although management believes that these measures have improved the design of our internal control over financial reporting, our internal control over financial reporting remains largely undocumented. We plan to document in writing our policies and procedures with regard to our internal control over financial reporting in connection with our compliance with Section 404 of the Sarbanes-Oxley Act.

Application of critical accounting policies and estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the reporting of assets,

liabilities, sales and expenses, and the disclosure of contingent assets and liabilities. Note 2 to our consolidated financial statements provides a summary of our significant accounting policies, which are all in accordance with generally accepted accounting policies in the United States. Certain of our accounting policies are critical to understanding our consolidated financial statements, because their application requires management to make assumptions about future results and depends to a large extent on management’s judgment, because past results have fluctuated and are expected to continue to do so in the future.

We believe that the application of the accounting policies described in the following paragraphs is highly dependent on critical estimates and assumptions that are inherently uncertain and highly susceptible to change. For all these policies, we caution that future events rarely develop exactly as estimated, and the best estimates routinely require adjustment. On an ongoing basis, we evaluate our estimates and assumptions, including those discussed below.

Revenue recognition. Revenue from sales of products is recognized when: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sale price is fixed or determinable, and (4) collection of the related receivable is reasonably assured. We recognize revenue from installation sales when installations are at least 90% complete, or in the case of specific transfer of title of products, delivered and title and risk of loss pass to the customer.

Long-lived assets. We periodically review our property and equipment and identifiable intangible assets for possible impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Significant assumptions and estimates include the projected cash flows based upon estimated revenue and expense growth rates and the discount rate applied to expected cash flows. In addition, our depreciation and amortization policies reflect judgments on the estimated useful lives of assets.

Contingencies. We accrue for estimated losses from legal actions or claims when events exist that make the realization of the losses probable and the losses can be reasonably estimated. We analyze our litigation claims based on currently available information to assess potential liability. We develop our estimates of litigation costs in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results assuming a combination of litigation and settlement strategies. These estimates involve significant judgment based on the facts and circumstances of each case. Our future results could be affected if our estimated loss accruals, if any, are below the actual costs incurred.

Seasonality

Our quarterly installation and operating results may vary significantly from quarter to quarter as a result of seasonal changes in State or Federal subsidies as well as weather. Historically, sales are highest during the third and fourth quarters as a result of good weather and robust bookings in the second quarter (typically due to rebate changes which have occurred at the end of the second and beginning of the third quarter).

Cautionary Factors That May Affect Future Results

This Current Report on Form 8-K and other written reports and oral statements made from time to time by the Company may contain so-called ‘‘forward-looking statements,’’ all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as ‘‘expects,’’ ‘‘plans,’’ ‘‘will,’’ ‘‘estimates,’’ ‘‘forecasts,’’ ‘‘projects’’ and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

The Company does not assume the obligation to update any forward-looking statement. One should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-KSB, 10-QSB and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. One should understand that it is not possible to predict or identify all such factors. Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Current Report on Form 8-K, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occurs, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us, material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Relating to Our Business

The success of our business depends on the continuing contributions of Barry Cinnamon and other key personnel.

We rely heavily on the services of Barry Cinnamon, our CEO, as well as several other management personnel. Loss of the services of any of such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. For example, we presently do not have any directors or officers (other than our CEO) experienced with public company SEC reporting and financial reporting requirements and will be required to engage such persons, and independent directors, in order to satisfy the initial listing standards of the major exchanges on which we may seek to list the common stock. In addition, as a result of failure to engage qualified personnel we may be unable to meet our responsibilities as a public reporting company under the rules and regulations of the SEC. None of our key personnel are party to any employment agreements with us. We do not currently maintain any ‘‘key man’’ life insurance with respect to any of such individuals.

We are dependent upon our suppliers for the components used in the systems we design and install; and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

Components used in our systems are purchased from a limited number of manufacturers. In particular, Sharp, Kyocera and SunPower each account for more than 10% of our component purchases. We do not manufacture any of the major components used in our solar installations. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Our suppliers are dependent upon the availability and pricing of silicon, a key component in solar modules. The world market for solar panels recently experienced a shortage of supply due to insufficient availability of silicon, one of the main materials used in manufacturing the panels. This shortage caused the prices for solar modules to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

We may not be able to effectively control and manage our growth.

We face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Our plans include using a portion of the proceeds from this Offering to open additional offices. Such activities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

Our limited operating history, including the uncertainty of our future performance and ability to maintain or improve our financial and operating systems, makes it difficult to evaluate our business.

Akeena was organized in February 2001. Our limited operating history makes it difficult to evaluate our business. In addition, the limited performance history of our management and sales teams and the uncertainty of our future performance and ability to maintain or improve our financial, sales and operating systems, procedures and controls increase the risk that we may be unable to continue to successfully operate our business. In the event that we are not able to manage our growth and operate as a public company due to our limited experience, our business may suffer uncertainty and failures, which would have a material adverse effect on our business and results of operations.

We may be unable to attain profitability by increasing net sales, expanding the range of our services or entering new markets.

There can be no assurance that we will be able to attain profitability and/or expand the sales of our business or any subsequently acquired businesses. Various factors, including demand for our systems and services, and our ability to expand the range of our product and service offerings and to successfully enter new markets, may affect our ability to maintain or increase the net sales of our business or any subsequently acquired businesses. Many of these factors are beyond our control. In addition, in order to effectively manage growth, we must expand and improve our operational, financial and other internal systems and attract, train, motivate and retain qualified employees. Expenditures related to our growth and acquisition initiatives may negatively affect our operating results, and we may not realize any incremental profitability from our growth and acquisition efforts.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and HVAC systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have. We believe the principal competitive factors in the solar power services industry include:

•	Responsiveness to customer needs;

•	Availability of technical personnel;

•	Availability and prices of system components;

•	Speed of system design and installation;

•	Quality of service;

•	Price;

•	Project management capabilities;

•	Technical expertise;

•	Company reputation; and

•	Installation technology.

We believe that our ability to compete also depends in part on a number of factors outside of our control, including:

•	The ability of our competitors to hire, retain and motivate qualified technical personnel;

•	The ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	The price at which others offer comparable services and equipment;

•	The extent of our competitors’ responsiveness to client needs; and

•	Installation technology.

It is possible that competition in the solar power services industry could increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Our failure to meet a client’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

Our engagements involve projects that are critical to our customers’ business or home. Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, including harassment, theft of client property, criminal activity and other claims.

Our profitability depends on our success on brand recognition and we could lose our competitive advantage if we are not able to protect our trademark against infringement, and any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas. We have registered our trademark with the United States Patent and Trademark Office. Use of our name or a similar name by competitors in geographic areas in which we have not to date operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for solar power systems expands. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

Unexpected warranty expenses or service claims could reduce our profits

We maintain a warranty reserve on our Balance Sheet for potential warranty or service claims that could occur in the future. This reserve is adjusted based on our ongoing operating experience with equipment and installations. It is possible, perhaps due to bad supplier material or defective installations, that we could have actual expenses substantially in excess of the reserves we maintain. Our failure to accurately predict future warranty claims could result in unexpected profit volatility.

Our Module technology is untested and may not be effective or patentable or may encounter other unexpected problems, which could adversely affect our business and results of operations.

Our module technology is new and has not been tested in installation settings to prove its long-term effectiveness and benefits. The module technology may not be effective or other problems may occur that are unexpected and could have a material adverse effect on our business or results of operations. While a patent application has been filed for the module technology, a patent may not be issued on such technology or we may not be able to realize the benefits from any patent that is issued.

Any acquisitions we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand by acquiring competing businesses in our current or other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

•	Failure of the acquired businesses to achieve expected results;

•	Diversion of management's attention and resources to acquisitions;

•	Failure to retain key customers or personnel of the acquired

•	Businesses; and

•	Risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash or debt, or use shares of Common Stock to finance future acquisitions could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of Common Stock to consummate acquisitions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using shares of Common Stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use Common Stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital for this purpose through debt or additional equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful acquisition program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion. In addition to requiring funding for acquisitions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete acquisitions because it significantly limits our operational or financial flexibility, or (iii) use shares of Common Stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and HVAC systems installers and servicers, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have. We believe the principal competitive factors in the solar power services industry include:

•	Responsiveness to customer needs;

•	Availability of technical personnel;

•	Availability and prices of system components;

•	Speed of system design and installation;

•	Quality of service;

•	Price;

•	Project management capabilities; and

•	Technical expertise

We believe that our ability to compete also depends in part on a number of factors outside of our control, including:

•	The ability of our competitors to hire, retain and motivate qualified technical personnel;

•	The ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	The price at which others offer comparable services and equipment; and

•	The extent of our competitors' responsiveness to client needs.

It is possible that competition in the solar power services industry could increase in the future, partly due to low barriers to entry. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition among solar power services companies results in a deterioration of market conditions for solar power services companies, we could lose market share to our competitors.

Risks Relating to Our Industry

We have experienced technological changes in our industry; some new technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

The solar power industry (and the alternative energy industry, in general) is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

A drop in the retail price of conventional energy or non-solar alternative energy sources may have a negative effect on our business.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and resultant return on investment resulting from solar power systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our business and results of operations. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

Installation of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering and other rules and regulations. We attempt to keep up-to-date about these requirements on a national, state, and local level, and must design systems to comply with varying standards. Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems. In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays, and, as a result, could cause a significant reduction in demand for solar energy systems and our services. There currently exist metering caps in certain jurisdictions which effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid. In California, Pacific Gas & Electric (PG&E) is approaching the limitation of 0.5% currently applicable in Northern California and as a result there could be limits from such restrictions on our ability to connect to the grid in this and other locations, although pending legislation could increase the cap, but there is no assurance that such cap will be increased

Our business depends on the availability of rebates, tax credits and other financial incentives; reduction or elimination of incentives would reduce the demand for our services.

Many states, including California and New Jersey, offer substantial incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the Federal government currently offers (only through 2007) a 30% tax credit for the installation of solar power systems (unlimited for businesses, capped at $2,000 for residences). This Federal Tax Credit may increase from approximately $2,000 per residential system to $2,000 per kw of residential system (effectively a $6,000 tax credit for a typical 3 kw residential system). The duration of the Federal Tax Credit may also be extended. Businesses may also elect to accelerate the depreciation on their system over five years. Reductions in or elimination of such incentives could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our systems, which would have an adverse effect on our business and results of operations.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	Cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	Capital expenditures by customers that tend to decrease if the U.S. economy slows; and

•	Availability of government subsidies and incentives.

Risks Relating to the Merger

Our CEO, Barry Cinnamon, beneficially owns a substantial number of shares of our common stock, which gives him total control over certain major decisions on which our stockholders may vote, which may discourage an acquisition of the Company.

As a result of the Merger, Barry Cinnamon, our CEO, beneficially owns, in the aggregate, approximately 55.6% of our outstanding common stock. The interests of our CEO may differ from the interests of other stockholders. As a result, Mr. Cinnamon will have the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	Electing or defeating the election of our directors;

•	Amending or preventing amendment of our Certificate of Incorporation or By-laws;

•	Effecting or preventing a merger, sale of assets or other corporate transaction; and

•	Controlling the outcome of any other matter submitted to the stockholders for vote.

Mr. Cinnamon’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

As a result of the Merger, we have become subject to the reporting requirements of Federal securities laws, which can be expensive.

As a result of the Merger, we have become a public reporting company and, accordingly, are subject to the information and reporting requirements of the Exchange Act and other Federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of the Merger) and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we had remained privately-held and did not consummate the Merger. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents required under the terms of certain agreements that require us to register certain recently issued shares of our common stock.

In addition, it may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2006 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Because Akeena became public by means of a reverse merger with the Company, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Akeena’s becoming public through a ‘‘reverse merger’’. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of the Company.

Failure to cause a registration statement to become effective in a timely manner could materially adversely affect the Company.

We have agreed, at our expense, to prepare a registration statement covering the shares of common stock issued in the Private Placement and to use our best efforts to cause the Company to file that registration statement with the SEC within 90 days following the date of closing of the Private Placement. There are many reasons, including those over which we have no control, which could delay the filing or effectiveness of the registration statement, including delays resulting from the SEC review process and comments raised by the SEC during that process. Failure to file or cause a registration statement to become effective in a timely manner could materially adversely affect the Company and require us to pay penalties to the holders of those shares.

Risks Relating to Our Common Stock

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	Technological innovations or new products and services by us or our competitors;

•	Additions or departures of key personnel;

•	Limited ‘‘public float’’ following the Merger, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our Common Stock;

•	Sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);

•	Our ability to execute our business plan;

•	Operating results that fall below expectations;

•	Loss of any strategic relationship;

•	Industry developments;

•	Economic and other external factors; and

•	Period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently no liquid trading market for Akeena’s or the Company’s common stock. We cannot predict how liquid the market for the Company’s common stock might become. Our common stock is currently approved for quotation on the OTC Bulletin Board but is not trading. We anticipate applying for listing of our common stock on either the American Stock Exchange, The NASDAQ Stock Market or a national or other securities exchange as soon as is practicable, assuming that the Company can satisfy the initial listing standards for such. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should the Company fail to satisfy the initial listing standards of such exchanges, or our common stock be otherwise rejected for listing and remain on the OTC Bulletin Board or be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our common stock may be deemed a ‘‘penny stock’’, which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the ‘‘penny stock’’ rules adopted under section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than ‘‘established customers’’ complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the effectiveness of the registration statement we are required to file, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, could create a circumstance commonly referred to as an ‘‘overhang’’ and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock issued to Akeena’s officers, directors, and principal stockholders in the Merger will be subject to a lockup agreement prohibiting sales of such shares for a period of 12 months. Following expiration of the lockup agreement, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders. Additional shares of common stock will be freely tradable upon the earlier of: (i) effectiveness of the registration statement we are required to file; and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 under the Securities Act.

Provisions of our Certificate of Incorporation and Delaware law could deter a change of control, which could discourage or delay offers to acquire us.

Provisions of our Certificate of Incorporation and Delaware law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders.

Our Certificate of Incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of common stock beneficially owned on August 11, 2006, immediately following consummation of the Merger, by:

•	Each person who is known by us to beneficially own 5% or more of our common stock;

•	Each of our directors and named executive officers; and

•	All of our directors and executive officers as a group.

Except as otherwise set forth below, the address of each of the persons listed below is 605 University Avenue, Los Gatos, CA 95032.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(2)
Directors and Named Executive Officers:
Barry Cinnamon	8,090,000	(3)	55.9%
David Lad Wallace	22,204	(4)	*
All officers and directors as a group (2 persons)	8,112,204	(3)(4)	56.0%

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options and warrants to purchase shares of common stock exercisable within sixty (60) days. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 14,381,680 shares of common stock outstanding immediately following the Merger, which incorporates (a) consummation of the closing of the Private Placement and the issuance of 2,527,000 shares thereunder and (b) the cancellation of 3,877,477 shares of common stock.

(3)	Does not include 750,000 shares issuable upon the exercise of outstanding warrants held by The Cinnamon 2006 Irrevocable Children’s Trust. Includes 90,000 shares issuable upon the exercise of outstanding warrants that are currently exercisable.

(4)	Includes 22,204 restricted shares granted to Mr. Wallace pursuant to the Akeena Solar, Inc. 2006 Stock Incentive Plan. Such shares will vest over a four year period, with 25% vesting each year beginning in August 2007, and are subject to forfeiture until vested.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on August 11, 2006, the closing date of the Merger. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Barry Cinnamon	48	Director, President, Chief Executive Officer, Secretary and Treasurer
David Lad Wallace	53	Chief Financial Officer
Bill Scott	53	Executive Vice President
Douglas Sandlaufer	51	Vice President, Residential Sales
Gail Francisco	44	Marketing Director

Biographies

Directors

Barry Cinnamon, Director, President, Chief Executive Officer, Secretary and Treasurer − 48.

Our founder, Barry Cinnamon, is a long-time advocate of solar energy and widely recognized solar energy expert. He started his career in solar energy in the late 1970s as a researcher into new flat plate and concentrating collector designs at the Massachusetts Institute of Technology (MIT). During the late 1970s and early 1980s, he designed and installed active solar, passive solar and ground coupled heat pump systems. His work in solar energy computer modeling led him into the software industry, where he served as CEO of Software Publishing Corporation, and founded Allegro New Media, a multimedia software publisher, which he led to an IPO in 1995. Mr. Cinnamon earned a BS Degree in Mechanical Engineering from MIT and an MBA degree in Marketing from Wharton. He is a NABCEP-Certified Solar Installer, a licensed California C-46 Solar Contractor, an active member of the Silicon Valley Leadership Group and President of the California Solar Energy Industry Association.

Executive Officers and Key Employees

Barry Cinnamon, President, Chief Executive Officer, Secretary and Treasurer − 48.

Mr. Cinnamon’s biography appears above under the subheading ‘‘Directors.’’

David Lad Wallace, Chief Financial Officer − 53.

David ‘‘Lad’’ Wallace has been consulting CFO for Akeena since January 2005. Mr. Wallace has an extensive history as senior financial manager in a number of industries, including micro-electronics manufacturing, winery, liquor and soft drink production, bottling and distribution, oil refining, sporting goods and clothing manufacturing. He has broad experience in development of financial systems, from creation of accounting systems to detailed financial reporting, and has helped develop Sarbanes Oxley and ISO 900X procedures. Mr. Wallace has been Controller to the Santa Cruz Sentinel since early 2006 and has been an independent financial management consultant since 2004. Prior to that, he was Chief Financial Officer of Bonny Doon Winery form 2002 to 2004. Prior to that, Mr. Wallace held contract positions as consulting CFO to Golden Vineyards LLC and as Business Development Consultant to Emcresal, a Spanish company, from 2000 to 2002. From 1997 to 2000, Mr. Wallace was Business Manager for Jacobs Engineering. Lad earned a B.A. from Linfield College and an MBA (International) from the Monterey Institute of International Studies.

Bill Scott, Executive Vice President − 53.

Mr. Scott has served as our Executive Vice President since October 2002. Mr. Scott has been an independent marketing, sales and business development contractor since July 2002. Prior to that, Mr. Scott served as Vice President, Marketing and Business Development at ViaSense, Inc., an Emeryville, California software developer, from September 2001 to March 2002. Prior to that, from January 2000 to August 2001, Mr. Scott was Vice President, Marketing and Business Development at Raining Data Corporation, an Irvine, California database technology and applications software company. Mr. Scott has 18 years of experience in the renewable energy industry and 10 years’ experience in information systems technology. His professional background includes positions in sales, marketing, operations and executive management. Mr. Scott holds an MS in Environmental Management from the University of San Francisco and a BS in Economics from the University of Wyoming.

Douglas Sandlaufer, Vice President of Residential Sales − 51.

Douglas Sandlaufer joined Akeena full-time in January 2006 after serving as Metro/District Manager for Sears Home Improvement Products & Services since April 2001. Prior to that, from December 1999 to April 2001, Mr. Sandlaufer was a Sales Manager at Jayson Oil Co., a Union,

New Jersey based heating oil and heating and cooling equipment distributor. Mr. Sandlaufer has more than 30 years’ experience in the heating and cooling industry; he founded a heating oil company where he created the first discount for cash-payment heating oil service in the U.S. Mr. Sandlaufer’s interest in renewable energy began during the energy crisis of the mid-1970’s, when he was Vice President of Sales for American Solar Systems, a company which sold passive solar systems for swimming pools. At that time, he began studying renewable energy processes at California State University — Northridge and worked on research projects involving anaerobic digestion and gas production. Mr. Sandlaufer earned a B.A. in business and marketing from St. Peter’s University in Jersey City, New Jersey and a A.A. from New York University in New York City.

Gail Francisco, Marketing Director − 44.

Gail Francisco joined Akeena as Marketing Director in May 2006. Prior to joining Akeena, from October 2003 to May 2006, Ms. Francisco served with Alvarion, Inc., a wireless infrastructure manufacturer, and was responsible for the marketing activities of the Cellular Mobile Unit, which produced GSM and CDMA networks for under-developed and remote communities in the world. Prior to that, from May 2003 to August 2003, Ms. Francisco served as Advisor to the Chief Executive Officer of Bioelectric Systems, Inc., a San Diego, California-based medical device company, where she implemented corporate governance initiatives and reorganized the internal structure of the company. From July 2002 to September 2003, Ms. Francisco served as Administrator at the International Association for Kairos Therapy in Edinburgh, Scotland. Prior to that, from July 1999 to February 2002, she was a Plant and Operations Manager at Now & Zen, a San Francisco-based start-up, vegan food manufacturer. For the past three years, Ms. Francisco’s primary focus has been in online marketing. She has over 10 years of experience in marketing and operations for start-up companies with innovative products and technologies, including FloWind Corporation, a wind turbine manufacturer and independent power producer in California. Ms. Francisco holds a B.S. in Anthropology from University of California at Davis.

Meetings of Our Board of Directors

Neither Fairview-NV’s nor Fairview-DE’s Board of Directors held any meetings during the fiscal year ended October 31, 2005. Akeena’s Board of Directors did not hold any meetings during the year ended December 31, 2005.

Board Committees

Audit Committee.    We intend to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee’s duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.    We intend to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our stock option plans and recommend and approve grants of stock options under such plans.

Director Compensation

We do not currently compensate our directors for acting as such, although we may do so in the future, including with cash and/or equity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation table

	Annual compensation				Long-Term Compensation			All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Awards	Payments
					Restricted Stock Awards	Securities Underlying Options	LTIP Payouts
Barry Cinnamon, President,	2005	$75,000	—	—	—	—	—	$28,000(1)
Chief Executive Officer,	2004	$75,000		—	—	—	—	$90,000(1)
Secretary & Treasurer	2003	$75,000		—	—	—	—	$60,322(1)

(1)	Paid to Mr. Cinnamon as distributions on his common stock.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the year ended December 31, 2005.

During the year ended December 31, 2005, none of the named executive officers exercised any stock options.

Employment Agreements

We currently do not have employment agreements with any of our employees.

Stock Incentive Plan

Prior to the Merger, Akeena adopted the Akeena Solar, Inc. 2006 Stock Incentive Plan. The plan allows for the grant of up to 450,000 shares of Akeena’s common stock as restricted stock or options to Akeena’s employees, directors and consultants. The Company assumed Akeena’s obligations under the plan in the Merger, as a result of which each share of Akeena restricted stock and each option granted under the plan was converted into a share of the Company’s restricted stock or an option to purchase a share of the Company’s common stock, respectively.

Directors’ and Officers’ Liability Insurance

We currently do not have insurance insuring directors and officers against liability; however, we are in the process of acquiring such insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 30, 2001, Akeena, Inc. purchased certain infrastructure and harvester technology (the ‘‘AWI Technology’’) from Andalay, Inc., a Delaware corporation, in exchange for warrants to purchase an aggregate of 1,000,000 shares of Akeena, Inc.’s common stock at an exercise price of $0.01 per share. Following the closing of that transaction, Andalay, Inc. changed its name to ‘‘Akeena Wireless, Inc.’’ (‘‘AWI’’). Barry Cinnamon is a director and principal stockholder and the Chief Executive Officer of AWI.

On June 2, 2006, Akeena assumed the obligations of Akeena, Inc. under the warrants in the re-domicile transaction, so that each warrant was converted into a warrant to purchase one share of common stock of Akeena. On July 18, 2006, AWI sold the warrants for an aggregate purchase price of $30,000, which was determined by an independent, third party appraiser to be the fair market value of the warrants. 750,000 of the warrants were purchased by The Cinnamon 2006 Irrevocable Children’s Trust, a trust established for the benefit of Barry Cinnamon’s children, and 90,000 of the warrants were purchased by Barry Cinnamon. On August 11, 2006, the Company assumed the obligations of Akeena under the warrants in the Merger, so that each warrant was converted into a warrant to purchase one share of the Company’s common stock. The warrants contain anti-dilution protection and are exercisable through the earlier to occur of (i) March 30, 2011, and (ii) the closing of a Change of Control (as defined in the warrants) of the Company.

On August 8, 2006, AWI repurchased the AWI Technology from Akeena for a purchase price of $24,215.21.

On July 18, 2006, Andalay Solar, Inc. a California corporation which is wholly-owned by Barry Cinnamon, assigned all of its right, title and interest in and to Patent Application No. 10/849.069 to Akeena. The Patent Application covers our solar module technology and had previously been assigned to Andalay Solar, Inc. by Barry Cinnamon, who is the inventor of the technology.

Bruce Velestuk, President of Fairview-DE prior to the Merger, provided a cash advance of $81 to Fairview-NV during the period ended October 31, 2005. This amount is unsecured, non-in-trust bearing and has no specific terms of repayment. Mr. Velestuk also provided office premises to Fairview-NV prior to the Merger. The premises were valued by management at $450 per month. During the period from July 29, 2005 to June 30, 2006, donated rent expense of $4,950 was charged to Fairview-DE’s operations.

Item 3.02.    Unregistered Sales of Equity Securities

In connection with the Merger, as of August 11, 2006, Fairview-DE accepted subscriptions for a total of 101.1 units, each unit consisting of 25,000 shares of our common stock, at a purchase price of $25,000 per unit, from accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated July 7, 2006, as supplemented, in the Private Placement. We received gross proceeds from the closing of the Private Placement of $2,527,500.

The Private Placement was made solely to ‘‘accredited investors,’’ as that term is defined in Regulation D under the Securities Act. The units and the common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

We intend to use approximately $500,000 of the net proceeds from the Private Placement to repay an outstanding $500,000 line of credit owed to Citibank (West) FSB. We intend to use the remainder of such proceeds to continue research and development on our solar module technology and for general corporate purposes, including acquisitions, product inventory purchases, marketing, office expansion and working capital.

Because we have closed on only $2,527,500 in the Private Placement, we may need to seek additional sources of financing, including debt and equity financing, within the next 18 months, depending on our expected cash needs and the availability of cash flow at that time. Any additional equity financing would result in dilution to the percentage ownership of our existing stockholders.

We agreed to pay a placement agent the following fee in connection with the Private Placement: (1) a cash fee of 6% of the gross proceeds from sales of the units by the placement agent in the Private Placement; and (2) warrants to purchase a number of shares of common stock equal to 6% of the shares sold by the placement agent in the Private Placement at an exercise price of $1.00 per share, which expire the third anniversary of the date on which the warrants are issued.

The placement agent sold 33 units for a total of $825,000. In connection with such sales, we paid the placement agent a cash fee of $49,500 and warrants to purchase up to 49,500 shares of common stock.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. Immediately following the Merger and the closing of the Private Placement for $2,527,500, there were 14,381,680 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The Company’s Certificate of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

The Company has outstanding warrants to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $0.01 per share. The warrants expire on the earlier to occur of (i) a Change of Control (as defined in the warrants) of the Company, and (ii) March 30, 2011.

Registration Rights

The Company has agreed to file a ‘‘resale’’ registration statement with the SEC covering all shares of common stock sold in the Private Placement on or before the date that is 90 days after the date of the closing of the Private Placement. The Company will use its reasonable best efforts to maintain the effectiveness of the ‘‘resale’’ registration statement from the effective date through and until 18 months after the closing date of the Private Placement, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144, at which time exempt sales may be permitted for purchasers of the units. The Company has agreed to use its reasonable best efforts to have such ‘‘resale’’ registration statement declared effective by the SEC as soon as possible and, in any event, within 120 days after the initial filing date.

The Company is obligated to pay to each purchaser of units a fee of 1% per month of the purchaser’s investment, payable in cash or common stock at Fair Market Value (as defined in the Registration Rights Agreement), in the discretion of the Company, up to a maximum of 6%, for each month (i) in excess of 60 days that the registration statement has not been filed, (ii) in excess of 21 days that the Company fails to respond to the initial comments of the SEC, and (iii) in which the Company fails to use its reasonable best efforts to cause the registration statement to be declared effective.

The description of registration rights is qualified in its entirety by reference to the Registration Rights Agreement filed herewith as Exhibit 10.3.

Lock-up Agreements

All shares of common stock held by officers and directors of the Company (together with the shares held by their respective affiliates) (the ‘‘Lock Up Shares’’) are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders and their transferees. These lock-up provisions provide, in general, that the Lock Up Shares may not, directly or indirectly, be offered, sold, offered for sale, contracted for sale, hedged or otherwise transferred or disposed of for a period of twelve (12) months following the closing of the Private Placement.

Market Price and Dividends

Akeena is, and has always been, a privately held company and now is a wholly-owned subsidiary of the Company. There is not, and never has been, a public market for the securities of Akeena. Akeena has never declared or paid any cash dividends on its capital stock. In addition, Fairview-NV’s common stock has been approved for quotation on the OTC Bulletin Board, but there has never been a trading market for the stock.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (‘‘DGCL’’) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

The Company’s Certificate of Incorporation and Bylaws provide that the Company will indemnify the Company’s directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, the Company’s director and officer indemnification agreements with each of its executive officers and directors provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any ‘‘claim’’ (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by the Company’s stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Company existing as of the time of such repeal or modification.

The Company is also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of the Company’s By-Laws are intended to strengthen the board of directors’ position in the event of a hostile takeover attempt. These provisions have the following effects:

•	they provide that only business brought before an annual meeting by the board of directors or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.

The Company is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol ‘‘FVWE,’’ but is not trading. We intend to notify the OTC Bulletin Board as soon as practicable of our name change and to obtain a new symbol. As soon as is practicable and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or NASDAQ Stock Market, although we cannot be certain that any of these applications will be submitted or approved.

The transfer agent for our common stock is Empire Stock Transfer, Inc., 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, NV 89128, Telephone: 702-562-4091.

Item 4.01.    Changes in Registrant’s Certifying Accountant

Effective as of August 11, 2006, we dismissed Dale Matheson Carr-Hilton LaBonte (‘‘Dale Matheson’’) as our independent accountants. Dale Matheson had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Dale Matheson is that, following the consummation of the Merger on August 11, 2006, (i) the former stockholders of Akeena owned a majority of the outstanding shares of our common stock and (ii) our primary business unit became the business previously conducted by Akeena. The independent registered public accountant of Akeena was the firm of Marcum & Kliegman, LLP. We believe that it is in our best interest to have Marcum & Kliegman, LLP continue to work with our business, and we therefore retained Marcum & Kliegman, LLP as our new independent registered accounting firm, effective as of August 11, 2006. Marcum & Kliegman, LLP is located at 655 Third Avenue, New York, NY 10017.

The report of Dale Matheson on our financial statements for the period from July 29, 2005 (inception) through our fiscal year ended October 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to our ability to continue as a going concern.

The decision to change accountants was approved by our board of directors on August 11, 2006.

From July 29, 2005 through August 11, 2006, there were no disagreements with Dale Matheson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Dale Matheson, would have caused it to make reference to the matter in connection with its reports.

We had made the contents of this Current Report on Form 8-K available to Dale Matheson and requested it to furnish a letter addressed to the SEC as to whether it agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of Dale Matheson’s letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K.

As of August 11, 2006, Marcum & Kliegman, LLP was engaged as our new independent registered public accountants. The appointment of Marcum & Kliegman, LLP was approved by our board of directors. During our two most recent fiscal years and the subsequent interim periods through August 11, 2006, we did not consult Marcum & Kliegman, LLP regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

Item 5.01.    Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Bruce Velestuk, our sole director and sole executive officer, resigned as of August 11, 2006, immediately prior to the closing of the Merger. Pursuant to the terms of the Merger Agreement, the new directors and officers of the Company are as set forth therein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 11, 2006, the Company’s newly elected board of directors approved an amendment to its certificate of incorporation, changing the Company’s name from ‘‘Fairview Energy Corporation, Inc.’’ to ‘‘Akeena Solar, Inc.’’ On August 11, 2006, stockholders representing the requisite number of votes necessary to approve an amendment to the certificate of incorporation took action via written consent approving the corporate name change. On August 11, 2006, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State effecting the name change.

As a result of the reverse merger, the Company's fiscal year end changed from October 31 to December 31.

Item 5.06.    Change in Shell Company Status

As a result of the consummation of the Merger described in Items 1.01 and 2.01 of this Current Report on Form 8-K, we believe that the Company is no longer a ‘‘shell corporation,’’ as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01.    Financial Statements and Exhibits

(a)    Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a), Akeena’s audited financial statements for the fiscal years ended December 31, 2005 and 2004 and Akeena’s unaudited financial statements for the three-month interim periods ended March 31, 2006 and 2005 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b)    Pro Forma Financial Information.

In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(d)    Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.		Description
2	.1*	Agreement of Merger and Plan of Reorganization, dated as of August 11, 2006, by and among Fairview Energy Corporation, Inc., ASI Acquisition Sub, Inc. and Akeena Solar, Inc.
3	.1*	Certificate of Incorporation of Fairview Energy Corporation, Inc.
3	.2**	By-laws of Fairview Energy Corporation, Inc.
3.3		Certificate of Amendment to Certificate of Incorporation of Fairview Energy Corporation, Inc., changing the Company’s name to Akeena Solar, Inc.
10.1		Akeena Solar, Inc. 2006 Stock Incentive Plan
10.2		Form of Akeena Solar, Inc. Private Placement Subscription Agreement
10.3		Form of Akeena Solar, Inc. Registration Rights Agreement
10.4		Form of Lockup Agreement
10.5		Relationship Ready Credit Agreement, dated August 31, 2005, by and between Akeena, Inc. and Citibank (West) FSB.
10.6		Commercial Guaranty, dated August 31, 2005, of Barry Cinnamon to Citibank (West) FSB.
10.7		Commercial Security Agreement, dated August 31, 2005, between Akeena, Inc. and Citibank (West) FSB.
10.8		Form of Customer Purchase Agreement.
10.9		Form of Director and Officer Indemnification Agreement.
10.10		Letter Agreement, dated July 19, 2006, between Akeena Solar, Inc. and Lippert/Heilshorn & Associates.
16.1		Letter of Dale Matheson Carr-Hilton LaBonte, dated as of August 14, 2006
17.1		Letter of Bruce Velestuk dated August 11, 2006
21.1		List of Subsidiaries
99.1		Akeena Solar, Inc. financial statements for the fiscal years ended December 31, 2005 and 2004 (audited) and for the three months ended March 31, 2006 and 2005 (unaudited)
99.2		Unaudited pro forma consolidated balance sheet as of December 31, 2005 and March 31, 2006 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 and for the three months ended March 31, 2006

*	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Fairview Energy Corporation, Inc. filed with the Commission on August 7, 2006.

**	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Fairview Energy Corporation, Inc. filed with the Commission on August 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2006	AKEENA SOLAR, INC.
	By:	/s/ Barry Cinnamon
Barry Cinnamon
President